As filed with the Securities and Exchange Commission on December 1, 2006	Registration No. 333-134571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
Amendment No. 1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PureDepth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	5944	20-4831825
(State or other jurisdiction of	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer
Incorporation or organization)		Identification No.)

255 Shoreline Drive, Suite 610 Redwood City, California 94065 (650) 632-0800
(Address and telephone number off principal executive offices and principal place of business)

Mr. Fred T. Angelopoulos
Chief Executive Officer
PureDepth, Inc.
255 Shoreline Drive, Suite 610
Redwood City, California 94065
Telephone: (650) 632 0800
Facsimile: (650) 632 0818
 (Name and address of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share	64,435,988	$3.305 (2)	$212,960,940	$22,787

(1)	Includes 19,722,043 shares of common stock issuable upon exercise of outstanding warrants.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act and based upon the average of the high and low prices of the  registrant's common stock on the OTC Bulletin Board on November 29, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS

Subject to completion, dated December 1, 2006

PureDepth, Inc.

64,435,988 shares of common stock

The selling stockholders identified on pages 36-38 of this prospectus are offering on a resale basis a total of 64,435,988 shares of our common stock, including 19,722,043 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders. We will receive gross proceeds of approximately $22,000,000 if all the warrants in respect of which the underlying common shares are being offered are exercised. To the extent any of these warrants are exercised, we intend to use the proceeds for general working capital.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “PDEP.” On November 30, 2006, the last sales price for our common stock as reported on the OTC Bulletin Board was $3.46 per share.

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety, including, without limitation, the risks of investing in our securities discussed under the caption “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus before making an investment decision. Except as otherwise specifically noted, all references in this prospectus to the “Company,” “we,” “us” and “our” refer to PureDepth, Inc., a Delaware corporation, together with its subsidiaries and predecessors-in-interest (as explained below).

Company Overview

We are a technology company whose business is the commercialization of innovative technology incorporating a third dimension of actual “depth” into any video display device. Our products build upon existing Single-Layer Display (SLD) technology to potentially redefine the way the user interacts with his or her screen by providing two or more display layers in a stacked arrangement. Each layer is physically separated by actual depth (as opposed to perceived or simulated depth), which allows for distinct new ways in which to view, monitor and interact with displays. Moreover, the physical separation and actual depth of the display layers results in a perception that is natural and convincing to the user.

We believe there is a large market for our PureDepth display technology So far, display technology has evolved from cathode ray tubes to Liquid Crystal Displays (LCDs) , plasma displays and others. Already, LCDs are part of our everyday life, both in our work and personal lives. For example, LCDs have become integral parts of the watches, mobile phones, iPods, computers, car navigation systems, televisions, control systems, medical monitors, military monitors, and other items that affect us on a daily basis. According to DisplaySearch, a leading market research and consulting firm, in 2004 worldwide shipments of all LCD forms exceeded 800 million units. According to DisplaySearch, LCD growth in terms of number of units in the past year has exceeded 20% (even reaching more than 30% growth per year in specific markets like the LCD television market).

Thus far, the advancements in display technology have tended to focus on introducing color, improving display resolutions and enhancing the ability of the display to run high-resolution graphics and full-motion video. Our PureDepth technology is not merely a step in this evolutionary process. Instead, we believe that the PureDepth technology revolutionizes display technology.

PureDepth, Inc. was originally incorporated in California in April 2005 as the successor-in-interest to a New Zealand corporation, Deep Video Imaging Limited (founded in 1999), and its wholly owned subsidiaries “PureDepth Limited” and “PureDepth Incorporated Limited.” In this prospectus, we occasionally refer to PureDepth, Inc. (the California corporation) and its predecessors-in-interest as the “PureDepth Group” and to Deep Video Imaging Limited as “DVIL.” On March 31, 2006, PureDepth, Inc. (the California corporation) consummated a “forward triangular merger” transaction in which it merged with and into a wholly owned subsidiary of Diamond One, Inc. (“Diamond One”), a publicly traded Colorado corporation. As a result of that merger, the separate legal existence of PureDepth, Inc. (the California corporation) ceased, but the former shareholders of that corporation received shares of Diamond One stock to the extent that they owned approximately 89% of the voting capital stock of Diamond One immediately after the transaction. For accounting purposes, the merger was treated as the reverse acquisition whereby PureDepth, Inc. (the California corporation) was treated as the acquirer. On May 8th, 2006, Diamond One changed its name to “PureDepth, Inc.” On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) reincorporated in the State of Delaware by engaging in a short-form merger with a wholly owned Delaware subsidiary. After the reincorporation merger, the name of the Company remains “PureDepth, Inc.”

Currently, we have two wholly owned subsidiaries—“PureDepth Limited” and “PureDepth Incorporated Limited,” both of which are New Zealand corporations. PureDepth Limited holds the intellectual property portfolio used by us pursuant to a perpetual and exclusive license. PureDepth Incorporated Limited provides operations and other support for us, including regional finance, administration, research and development, and intellectual property (including legal) management operations on behalf of its parent entities. All financial items are in USD unless indicated as NZD.

Our executive offices are located at 255 Shoreline Drive, Suite 610, Redwood City, California 94065. Our telephone number is (650) 632 0800. Our website is www.puredepth.com. None of the information on our website is part of this prospectus.

Our registered trademarks include MLD™, used for our Multi-Layer Display. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

Recent Developments

Merger and Change in Board of Directors and Management

Pursuant to an Agreement and Plan of Merger dated March 16, 2006 (the “Merger Agreement”), by and among PureDepth, Inc. (the California corporation), Diamond One, and PureDepth Technologies, Inc., a wholly owned subsidiary of Diamond One, PureDepth (the California corporation) merged with and into PureDepth Technologies effective March 31, 2006.

At the effective time of the merger, the legal existence of PureDepth (the California corporation) ceased and all of the approximate 23,311,855 shares of that corporation’s common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, that corporation’s former shareholders received an aggregate of 233,118.55 shares of Diamond One’s Series A Preferred Stock, representing approximately 89% of the outstanding voting power of Diamond One after the merger. In addition, all options and warrants for PureDepth (the California corporation) common stock outstanding immediately prior to the merger were assumed by Diamond One. As a result of and immediately after the merger transaction, the former holders of PureDepth securities held approximately 93% of the outstanding common stock of Diamond One on a fully diluted basis. For accounting purposes, the merger was treated as a reverse acquisition whereby PureDepth (the California corporation) was treated as the acquirer. On May 9, 2006, upon a shareholder-approved increase in the number of shares of common stock authorized for issuance, all outstanding shares of Diamond One Series A Preferred Stock automatically converted into an aggregate of 53,389,045 shares of common stock on a 229.021-for-1 basis. All stock figures and financial items are on a post-merger basis unless otherwise stated.

Upon the merger and pursuant to the Merger Agreement, the Company’s Board of Directors was reconstituted by the appointment as directors of David Hancock, Fred Angelopoulos and Mark Kalow and the resignations of Troy Fullmer and Robert Chramosta. David Hancock and Fred Angelopoulos had served as directors of PureDepth (the California corporation) prior to the merger. Messrs. Fullmer and Chramosta resigned their positions as officers of the Company. In their place, Fred Angelopoulos was appointed as its Chief Executive Officer and President, and Kristin Bowman was appointed as Chief Operating Officer, Secretary and acting Chief Financial Officer. Mr. Robert O’Callahan was appointed Chief Financial Officer on June 30, 2006. Ms. Bowman became Managing Director (New Zealand operations only) and Secretary to the Board on August 23, 2006.

On September 7, 2006, the Board of Directors appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board as independent directors with Mr. Kalow.

Divestiture of Former Business

On May 9, 2006, pursuant to the exercise of an Option Agreement dated March 16, 2006 by and among Diamond One, Robert Chramosta and Troy Fullmer, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC, a Colorado limited liability company, to Messrs. Chramosta and Fullmer in consideration of their transfer to us of 1,000,000 shares of our common stock held by them. We have retired and cancelled these shares. Prior to the merger, Diamond One had assigned all of its assets and liabilities, specifically including the coin and exchange business owned and operated by Diamond One prior to the merger, to Numismatic Capital Group. The exercise of the Option Agreement effectively divested the Company of the coin and exchange business.

Name Change and Reincorporation in Delaware

On May 8, 2006, the Company changed its name to “PureDepth, Inc.” following shareholder approval obtained at a special shareholder meeting held on May 5, 2006. On May 11, 2006, Nasdaq notified the Company that its common stock trading symbol had changed to “PDEP.” The Company’s shareholders also approved the reincorporation of the Company in the State of Delaware pursuant to a short-form merger with a wholly owned Delaware subsidiary. On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) consummated the short-form merger and reincorporated in the State of Delaware. After the reincorporation, the Company’s name remains “PureDepth, Inc.” and references herein to “PureDepth” relate to the Company following the merger unless otherwise noted.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus.

The Offering

The selling stockholders identified on pages 36-38 of this prospectus are offering on a resale basis a total of 64,435,988 shares of our common stock, of which 19,722,043 shares are issuable upon exercise of outstanding warrants.

Common stock offered	64,435,988 shares

Common stock outstanding before the offering (1)	65,681,099 shares

Common stock outstanding after the offering (2)	85,403,142 shares

(1)	Based on the number of shares outstanding as of October 31, 2006, but excluding 32,259,663 shares issuable upon exercise of various outstanding warrants and options to purchase common stock.

(2)	Assumes the issuance of 19,722,043 shares offered hereby that are issuable upon exercise of warrants.

Private Placements

On January 27 and March 1, 2006, PureDepth (the California corporation) completed a private placement offering of 3,583,079 units at a price per unit of $2.00, each unit consisting of two shares of common stock, one three-year warrant to purchase an additional share of common stock at an exercise price of $2.75 per share (the “A-Warrants”), and one warrant to purchase an additional share of common stock at an exercise price of $2.00 per share (the “B-Warrants”). The offering raised proceeds of approximately $6,000,000, net of legal, accounting, consulting and finder fees relating to the offering. Additionally, as part of the offering, we converted approximately $770,000 of loans from our majority stockholder, K One W One Limited (“K1W1”), on the same terms and conditions as provided in the offering, thereby issuing an additional 386,143 units to K1W1. The offering totaled 3,969,222 units. Adjusted to reflect the March 31, 2006 merger transaction (and the subsequent automatic conversion of Series A Preferred Stock), investors in the offering received an aggregate of 18,180,704 shares of our common stock, A-Warrants to purchase an aggregate of 9,090,358 shares of our common stock at an exercise price of approximately $1.20 per share and B-Warrants to purchase an aggregate of 9,090,358 shares of our common stock at an exercise price of approximately $0.87 per share. In connection with the offering, we issued to a finder (adjusted to reflect the March 31, 2006 merger transaction) “C-Warrants” to purchase an aggregate of 1,082,811 shares of our common stock at an exercise price of $0.44 per share. We accepted an in-process stock subscription relating to the March private placement and issued 114,510 shares and 114,510 warrants to the purchaser on July 11, 2006.

On June 30 and July 30, 2006, we closed a transaction with existing investors who were holders of the B-Warrants which raised proceeds of approximately $5.6 million. The transaction involved the issuance of a “D-Warrant” to all B-Warrant holders who would exercise their outstanding B-Warrants to purchase common stock during the offering period ended July 30, 2006.  We issued approximately 6,700,000 shares of common stock and D-Warrants to purchase approximately 6,700,000 shares of common stock and as a result cancelled approximately 6,700,000 B-Warrants pursuant to the private offering. The D-Warrants entitle the holder thereof to purchase shares of our common stock at an exercise price of approximately $1.20 per share.

On September 6, 2006, we issued “D-Warrants” to purchase 344,000 shares of common stock to an advisor as compensation for services rendered.

The foregoing issuances of unregistered securities were exempt from the registration requirements of the Securities Act of 1933 as offers were made to accredited investors pursuant to Regulation D and Section 4(2) thereof.

Additional Shares

Prior to the merger, we agreed to register one-half of the shares of our common stock currently held by K1W1 and all of the outstanding shares of common stock held by David Hancock, our Chairman, and Gabriel Engel and Hamish Macleod, shareholders of PureDepth Inc. (the California corporation). In the Merger Agreement, we also agreed to register a total of 1,500,000 shares of common stock held by Gulf Coast Capital, LLC and Jeff Chatfield, each of whom were stockholders of Diamond One, prior to the merger. Pursuant to the foregoing, we are also including in the registration statement of which this prospectus is a part an aggregate of 21,471,384 shares of common stock held by K1W1, David Hancock, Gabriel Engel, Hamish Macleod, Gulf Coast Capital, LLC and Jeff Chatfield as shown below.

Stockholder	Number of Outstanding Shares of Common Stock	Number of Shares upon Exercise of Certain Warrants	Number of Shares Total
K ONE W ONE LIMITED	18,774,352	1,768,698	20,543,050
GABRIEL ENGEL	112,823	0	112,823
DAVID HANCOCK	1,011,380	0	1,011,380
HAMISH MCLEOD	72,829	0	72,829
GULF COAST CAPITAL, LLC	750,000	0	750,000
JEFF CHATFIELD	750,000	0	750,000
Total Additional Shares	21,471,384	1,768,698	23,240,082

RISK FACTORS

An investment in shares of our common stock is very speculative and involves a very high degree of risk. An investment in PureDepth is suitable only for the persons who can afford the loss of their entire investment. Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities.

Risks Relating to our Business and Industry

We are not currently profitable and may never become profitable. We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future. In fact, we expect that our expenses will increase substantially in the near future. As a result, we will need to generate significant revenue in order to achieve and maintain profitability. Currently, we have limited sources of revenue. Even if we succeed in developing and commercializing additional products, we expect that we will thereafter incur substantial losses for the foreseeable future. In sum, we may never achieve or maintain profitability. Our failure to achieve or maintain profitability will be likely to negatively impact the value of our securities.

We have a limited operating history upon which to base an investment decision. We are an early-stage company with a limited operating history upon which to evaluate the viability of our business and long-term prospects for success. Accordingly, potential investors should carefully consider the risk, expenses and unforeseen difficulties generally encountered in the operation and development of an early-stage business, including the risks and uncertainties frequently encountered by companies whose business and viability is dependent upon new technologies.

If we are unable to innovate and develop attractive new products, our business will be likely to be adversely affected. We expect to derive a substantial portion of our estimated revenues from the incorporation of the Multi-Layer Display (“MLD”) technology into innovative new products for sale. The process of developing and marketing new products is generally complex and uncertain, and involves a number of risks including, without limitation, the following:

•	we may be unable to obtain adequate funding and resources necessary for investments in new products and technologies;

•	our investment and commitment of significant resources may not result in successful new products or technologies;

•	we may misunderstand our customers’ product needs and desires;

•
we may not be able to successfully anticipate the new products and technologies which will gain market acceptance, especially since the industry in which we operate is characterized by rapid changes, including technological changes;

•	we may not be able to protect the proprietary intellectual-property rights associated with the technologies we may use in any newly developed products;

•	our technology may become obsolete earlier than expected due to rapid advancements in technology and changes in consumer preferences, and

•	delays in being first to market with new technologies and products may prevent us from successfully competing with our rivals.

If we fail to develop and market innovative new products, or if any of the risks described above materialize, our business may be negatively and adversely affected.

Even with significant capital spending in the future to keep pace with technological changes, we may not be able to develop new technologies that are accepted by the market. Advances in technology typically lead to rapid declines in sales volumes for products made with older technologies and may even lead to those products becoming obsolete. As a result, we will likely be required to make significant expenditures to develop or acquire new technologies, including alternative display panel technologies that may cause our MLD technology to obsolesce. We may not be able to successfully develop new products that keep pace with technological changes through our own research and development efforts or through our acquisition of technology licenses. This may be true even after we have spent significant amounts of capital in pursuit of a particular technology. Furthermore, even if we are successful in developing or acquiring any particular technology, we may not be able to effectively commercialize or market the resulting product.

Our need to spend significant amounts of capital in developing new technologies and products may require us to seek additional financing that could dilute shareholdings or restrict our operations. Expenses for research and development activities for new products, especially those that involve innovative technology, are generally extremely difficult to forecast. If our actual expenditures far exceed our forecasted expenditures, or in the event of adverse market conditions, we may need to seek additional financing.

Additional financing could be sought from a number of sources, including, but not limited to, additional sales of equity or debt securities, or loans from banks, other financial institutions or affiliates of the Company. We cannot, however, be certain that any such financing will be available on terms favorable to us, if available at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing stockholders would likely be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have liquidation rights senior to those of the then existing holders of common stock. Ultimately, if no additional financing is obtained as and when needed, we may be required to slow our growth, abandon certain product candidates (including candidates on which we have already spent considerable resources), or cease operations altogether.

Our business may be adversely affected if alternative display panel technologies erode future sales of products based on our proprietary MLD technology. The introduction of alternative display panel technologies, including those that may be currently under development by our competitors and us, may erode future sales of MLD technology, which may have a material adverse effect on our business.

The average selling prices of our displays using our technology may decline over time and negatively affect our operating results. The average selling prices of our displays using our technology are expected to continually decline over time as a result of, among other factors, technology advances, cost reductions and increased competition. Although we may be able to take advantage of the higher selling prices typically associated with new products and technologies we may bring to market, we cannot provide assurance that we can maintain licensing royalty prices in the face of market competition. If we are unable to effectively anticipate and counter the price erosion that accompanies our products, our profit margins will be negatively affected.

Our business model has changed and may be forced to change in the future. We currently focus our efforts on developing and licensing technology. Our licensing revenues depend on the success of our licensees in launching products in volume that incorporate our technology. We may be required to expand our efforts further into manufacturing, production startup, customer product development support, assisting in establishment of contract manufacturing and other services. To facilitate business, we may be required to manufacture and supply specialized physical components. These business model changes may be difficult or impossible and may be unprofitable.

We operate in a highly competitive environment and we may not be able to sustain our current market position. Our ability to compete successfully depends on factors both within and outside our control, including product pricing, performance and reliability, successful and timely investment and product development, success or failure of our end-brand customers in marketing their brands and products, component and raw material supply costs, and general economic and industry conditions. Currently, we believe that our MLD technology has a number of competitive advantages over competing technologies. Nevertheless, our competitors from time to time may have greater financial, sales and marketing, manufacturing, research and development or technological resources than us. In particular, competitors with greater resources may be able to license or manufacture competitive products on a larger scale or with greater cost efficiencies than us. Alternatively, because innovation in our industry often creates wide scale change in technologies and resulting products, our competitors may develop superior technologies and obtain exclusive rights to those technologies. In sum, we may not be able to sustain our perceived current market advantages.

Governmental regulation may limit our activities or increase our costs of operations. Our business and operations are subject to various forms of government regulation in the countries in which we do business, including required business/investment approvals, export regulations based on national security or other reasons, and other export/import regulations such as tariffs. In addition, environment and recycling laws and regulations relating to the disposal of electronics are likely to be revised and tightened in the near future. If we cannot comply with these regulations without great cost, our financial performance may suffer.

General economic conditions may adversely affect our sales and profitability. For the most part, purchases of our products are discretionary. As a result, demand for consumer electronics products, which we believe will account for a significant proportion of our worldwide operating revenue, will be likely to be affected by general economic trends in the countries or regions in which our products are sold. Similarly, demand for business use products and for components we may manufacture that go into products of third parties will be likely to be affected by general economic trends in the various markets in which we sell our products. In sum, economic downturns and resulting declines of demand in our major markets, including North America, Europe, Australia and Asia, may adversely affect our sales and operating results.

As we materially rely on a limited number of third-party suppliers for key raw materials, components and manufacturing equipment, and any disruption in their supply will negatively affect our business. Our development, marketing prototype and production support operations depend on obtaining adequate supplies of quality raw materials and components on a timely basis. In general, we source most of our raw materials as well as key components of MLD products from two or three suppliers for each key component. We may experience shortages in the supply of these and other components or raw materials as a result of, among other things, anticipated capacity expansion in the MLD and competitive industries. If we are unable to obtain adequate supplies of high quality raw materials or components in a timely manner or make alternative arrangements for such supplies, this would contribute to slower production and negatively impact license fees.

Our business materially relies on patent rights that may be narrowed in scope or found to be invalid or otherwise unenforceable. Our success will materially depend on our ability to obtain, defend and enforce our patent rights worldwide. The coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, our pending or future patent applications may not result in the issuance of patents. Patents issued to us may be subjected to further proceedings limiting their scope and may not provide significant proprietary protection or a competitive advantage. Our patents also may be challenged, circumvented, invalidated or deemed unenforceable. In addition, because (i) patent applications in various countries publish at different times, (ii) it is difficult to monitor patent applications that may be filed in other countries by third parties, and (iii) the publication of discoveries in scientific or patent literature often lags behind actual discoveries, we generally cannot be certain that (i) we were the first creator of inventions covered by our pending patent applications, (ii) that we or any of our licensors will be entitled to any rights in purported inventions claimed in pending or future patent applications, or (iii) that we were the first to file patent applications on such inventions.

Failure to protect our intellectual property rights could impair our competitiveness and harm our business and future prospects. We believe that developing new products and technologies that can be differentiated from those of our competitors is critical to the success of our business. We intend to take active measures to obtain international protection of our intellectual property by obtaining patents and undertaking monitoring activities in our major markets. Nevertheless, we may not be able to effectively deter competitors from improper use of our proprietary technologies. For instance, our competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise, and our intellectual property may otherwise become known or independently developed by our competitors Our technology may be accessible in markets, such as Asia, where the practical legal protections for intellectual property may be considerably less than in North America or Europe. As a result, we may have to litigate to enforce and protect our intellectual-property rights to determine their scope, validity or enforceability. Intellectual-property litigation is particularly expensive, could cause a diversion of resources, and may not prove successful. The loss of intellectual-property protection or the inability to secure or enforce intellectual property protection could materially harm our business and ability to compete.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, or forced to defend against litigation. If our products, methods, processes or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	abandon an infringing implementation or product;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We rely upon trade secrets and other unpatented proprietary know-how to maintain our competitive position in our industry, and any loss of our rights to, or unauthorized disclosure of, our trade secrets or other unpatented proprietary know-how could negatively affect our business. We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation in our business. We typically enter into confidentiality agreements with each of our employees and consultants upon the commencement of an employment or consulting relationship, whereby each employee or consultant agrees to maintain the confidentiality of trade secrets and certain other Company information on a perpetual basis. However, these agreements may be breached and in certain circumstances we may not be able to enforce them. Moreover, even if we can enforce such an agreement, we may not have an adequate remedy for any such breach. The mere disclosure of our trade secrets or other know-how as a result of such a breach could adversely and irreparably affect our business.

Our business will subject us to potential product-liability claims that could adversely affect our operating results, financial condition and business reputation. We may in the future manufacture various products or components in accordance with internationally accepted quality-control standards. We cannot be certain, however, that all of the products using our technology will be defect-free and will not be recalled at some later date. Furthermore, although we maintain insurance against product-liability claims, we cannot be certain that such insurance can adequately satisfy the liabilities that may ultimately be incurred. In addition, insurance may not continue to be available on terms acceptable to us. A large-scale product recall or a successful product-liability claim against us could result in significant costs or have a negative impact on our reputation, which may in turn lead to a decrease in sales, adversely affecting our results of operations.

We rely on key engineers, senior management and other personnel, and the loss of the services of any such personnel or the inability to attract and retain suitable replacements may negatively affect our business. Our success depends to a significant extent upon the continued service of our research and development and engineering personnel, and on our ability to continue to attract, retain and motivate qualified researchers and engineers, especially during periods of rapid growth. The loss of the services of any of our key research and development and engineering personnel or senior management, without adequate and timely replacement, could result in delays in product development, loss of customers, partners and sales, and a diversion of management resources, each of which could have a material adverse effect on our business.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed. As we attempt to grow our business, we will need to hire additional qualified personnel with expertise in software development, testing, research, technology development and manufacturing, as well as sales and marketing. We believe that attracting and retaining qualified personnel will be critical to our success. In this regard, we compete for qualified individuals with numerous other enterprises. Competition for such individuals is intense, and we may not be able to attract and retain qualified personnel.

We expect to have significant international operations, which will pose unique risks to our business. We expect that a substantial portion of our operational activity will be conducted outside of the United States and New Zealand (particularly in Asia). There are a number of risks inherent in doing business in overseas markets, including the following:

•	unexpected legal or regulatory changes;

•	unfavorable political or economic factors;

•	difficulties in recruiting and retaining personnel;

•	labor disputes, including strikes;

•	less developed technological infrastructure, which can affect our production or other activities or result in lower customer acceptance of our products and services;

•	potentially adverse tax consequences; or

•	social, political or economic turmoil due to terrorism, war, or other factors.

Our failure to adequately address these risks may hurt our business.

We may be unable to successfully manage and sustain our growth, which could harm our business. Since the founding of DVIL, we have experienced, and expect to continue to experience, rapid growth in the scope and complexity of our operations. This growth may strain our managerial, financial, manufacturing and other resources, impairing our ability to effectively execute our business plans. In addition, we may experience manufacturing difficulties with our partners in starting production that uses our technology. The materialization of these risks could adversely affect our operating results.

Risks Relating to our Securities

Trading of our common stock on an illiquid market may result in lower market prices. Trading of our common stock is conducted on the OTC Bulletin Board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reductions in security analysts’ and the media’s coverage of our operations and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is currently little trading volume in our common stock, which will make it difficult to sell shares of our common stock. In general, there has been very little trading activity in shares of our common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, our stockholders may not always be able to resell shares of our common stock publicly at times and prices that they feel are fair or appropriate.

When additional registrations occur and transfer restrictions lapse, the availability of shares may depress the price.  In a private placement in January and March 2006, we issued approximately 18,200,000 shares of our common stock, A Warrants to purchase approximately 9,100,000 shares of our common stock and B Warrants to purchase approximately 9,100,000 shares of our common stock. In July 2006, we cancelled B Warrants to purchase approximately 6,700,000 shares of our common stock and issued D Warrants to purchase approximately 6,700,000 shares of our common stock. We are obligated to register for resale some of these shares which will significantly increase the shares and shares underlying the warrants freely tradable following resale from the current 5,200,000 freely tradable shares. Holders may also have an ability to sell under Rule 144 as time elapses, regardless of registration rights. Additionally, there are options to purchase approximately 12,500,000 shares of our common stock which may be registered under Form S-8 in the near term. Any one of these factors or a combination of them will substantially increase the number of shares available on the market and may have an effect on the trading price of the stock.

We may not succeed in efforts to have our common stock listed on the Nasdaq Global Market or a securities exchange. We plan to seek listing of our common stock on a national securities exchange. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange.

There has been only a limited public market for our common stock to date.To date, there has been only a limited public market for our common stock on the Over-the-Counter Bulletin Board. Our common stock is currently not listed on any exchange. If an active trading market for our common stock does not develop, the market price and liquidity of our common stock will be materially and adversely affected.

Because we became public by means of a forward triangular merger, we may not be able to attract the attention of major brokerage firms. Additional risks may exist as a result of our becoming a public reporting company through a forward triangular merger transaction, as opposed to a traditional initial public offering. Because we did not engage in a more traditional and publicized initial public offering, security analysts of major brokerage firms may not provide us research coverage. In addition, there is no incentive to brokerage firms to recommend the purchase of our common stock. The failure of brokerage firms to provide analyst coverage will be likely to slow the dissemination of awareness and knowledge of our business. As a result, the trading price of our common stock may be adversely affected.

Our majority stockholder possesses a controlling portion of the voting power of our common stock, which could adversely affect the market price of our common stock. As of October 31, 2006, K1W1, our majority stockholder, possessed beneficial ownership of approximately 35,780,006 shares of our common stock (plus 1,768,648 shares issuable upon exercise of warrants), which together represents approximately 57% of our common stock. This represents a significant and controlling portion of the outstanding voting power, and enables K1W1 to control our management and affairs through the election and removal of our entire Board of Directors, and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. As a result, the return on an investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected.

Our certificate of incorporation grants the Company’s Board of Directors with the power to designate and issue additional shares of common and/or preferred stock. Our authorized capital consists of 200,000,000 shares, of which 190,000,000 shares are designated as common stock, par value $.001 per share, and 10,000,000 shares are designated as preferred stock, par value $.001 per share. Pursuant to authority granted by our certificate of incorporation, our Board of Directors, without any action by the stockholders, may designate and issue shares in such classes or series (including classes or series of common stock and/or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our Board of Directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

We are subject to the Sarbanes-Oxley Act and the reporting requirements of federal securities laws, which can be expensive. As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports and other information with the SEC, will cause our expenses to be higher than they would be had we remained privately held. In addition, because we only recently became subject to these laws and regulations, we cannot accurately estimate their cost to us from a general and administrative standpoint.

We have never paid dividends on our capital stock and do not intend to do so for the foreseeable future. We have never paid dividends on our capital stock and we do not anticipate that we will cause the Company to pay any dividends for the foreseeable future. Accordingly, any return on an investment in us will be realized, if at all, only when an investor sells shares of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In general, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update any forward-looking statements in this prospectus. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion includes forward-looking statements that involve risk and uncertainties. Factors that could cause or contribute to such differences include, but are not limited to: variation in demand for our technology; the level and timing of underlying sales and, or licensing revenue; the extent of price, technology and product competition; introductions or enhancements of technology and products or delays in introductions or enhancements of technology and products; hiring and retention of personnel; general domestic and international economic and political conditions; and other factors and risks such as those set forth under “Risk Factors” above and elsewhere in this Registration Statement. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Currently, we are a technology licensing company whose business is the commercialization of innovative technology incorporating a third dimension of actual “depth” into a smart, compact video display device. PureDepth, Inc. (the California corporation) began business in May 1999 through our predecessor entity DVIL, by acquiring and researching and developing certain innovative technology protected by patents and trademarks. PureDepth, Inc. (the California corporation) was incorporated in April 2005, as part of a corporate restructuring that continued over both the fiscal year ended on March 31, 2005 and the ten month period ended January 31, 2006. Our fiscal year ends on January 31.

We have entered into a development and sales agreement with Sanyo that involves the manufacture and distribution of products to be manufactured by Sanyo, incorporating PureDepth technology, for sale in the retail entertainment market. The Sanyo agreement grants Sanyo certain rights of exclusivity for the development and sale of products in the amusement and gaming industry. We anticipate that revenue under this contract will be generated within the fiscal year ending January 31, 2008. We have entered into a development and sales agreement with International Game Technology (IGT) that involves the manufacture and distribution of products to be manufactured by IGT, incorporating PureDepth proprietary technology, for sale in the gaming and amusement markets. The IGT agreement grants IGT certain rights of exclusivity for the development and sale of products. Certain license fees under this contract have been received and may contribute to revenues during the fiscal year ended January 31, 2007. We have also entered into a development and sales agreement with the DRS Electronic Systems, Inc. and DRS Laurel Technologies for the development and distribution of derivative PureDepth technology in products to be manufactured for the US Army and US Navy. We have received certain proceeds, classified as other income, in respect of the development of a prototype 30-inch monitor incorporating PureDepth technology for DRS. Due to the longer development and sales cycle typical with sales to the United States Department of Defense and government agencies, we do not anticipate significant revenue from this agreement in the fiscal year ending January 31, 2007.

Plan of Operations

We are a technology licensing company whose business is the commercialization of innovative technology incorporating a third dimension of actual “depth” into a smart, compact video display device. Accordingly, our primary operations are the research and development of products and software, and the marketing and licensing of such products and software. Licensees are and will be responsible for the manufacture and sales of products incorporating PureDepth's technology and related software.

Our critical research and development activities include: further enhancing our existing PureDepth display and software technology; developing and testing prototypes for our existing licensee partners and potential licensee partners; designing and customizing features to the specification of potential licensee partners; and patent defense and application for our existing and new technology developments. Enhancement of our existing technology will include research in optics, LCD technology, backlighting, and component technologies. We anticipate that our research and development expenses will increase significantly in absolute dollars in future periods, primarily because of the enhancement of our core technology, and, to a lesser extent, the design and development of prototypes for future customers.

We intend to increase our sales and marketing efforts to identify, contact and negotiate licensing agreements with identified and yet to be identified potential partner companies. We have identified six applications/markets that we feel are appropriate for our core technology, two of which, the amusement and defense applications, are represented by our existing agreements. Our efforts in the immediate future are to identify relatively few high-profile manufacturers in identified application markets, and concentrate our sales and marketing resources on them. This expanded effort will necessitate hiring additional personnel. Accordingly, we anticipate that our sales and marketing costs will increase in absolute dollars in the next twelve months.

The sales cycle for the evaluation and incorporation of our PureDepth technology can range from six months or more, plus an additional six months before our licensee partners commence volume production of products incorporating our technology. We anticipate that this sales cycle will be shortened over time as more of our technology becomes accepted and resident on commercially available products.

Our primary operating costs are compensation for employees, including stock options, warrants and other incentives; ongoing research and development of our technology; legal costs including future patent applications and defense of currently-held patents; and rental for premises in both Redwood City, CA and Auckland, New Zealand. No significant capital equipment purchases are expected during the next 12 months.

Critical Accounting Policies

Those material accounting policies that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed below. Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Certain of these policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Revenue Recognition

Revenue is derived from the sale of computer hardware products; software licenses and related services; and royalties related to licensed use of our intellectual property which includes technical transfer, implementation and integration of both hardware and software solutions, post contract support, training, and consulting.

Revenue from the sale of computer hardware is recognized on a contractual basis when final products are dispatched to the customer.

Royalties derived from the licensing of our intellectual property are recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is probable. Arrangements for which the fees are not deemed probable for collection are recognized upon cash collection. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

Service revenue from consulting, technical transfer, and training is recognized as the service is performed.

Research and Development Costs

Research and development costs are recognized in the period incurred in accordance with SFAS No. 2 Accounting for Research and Development Costs. Research and development expenses primarily include prototype development costs, contractor fees, and administrative expenses directly related to research and development support.

Intellectual Property

The costs of internally developing intellectual property that are not specifically identifiable,have indeterminate lives, or are inherent in a continuing business and related to an entity as a whole have been expensed as incurred pursuant to the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. Legal fees, registration costs, and ongoing maintenance costs relating to intellectual property are capitalized as incurred and are amortized on a straight line basis over the estimated remaining statutory lives of the patents, ranging from one to twenty years. We evaluate the recoverability of our intellectual property periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairments of intellectual property have been identified during the periods presented.

Income Taxes

We provide for income taxes under the provisions of SFAS No. 109 Accounting for Income Taxes. The standard requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities for each jurisdiction are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Share-Based Payment

We account for grants under our Stock Option Plan in accordance with SFAS No. 123(R), Share-Based Payment. We record the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award, if any, over the fair value of the original award.

Financial Results

As of July 31, 2006

During the six months ended July 31, 2006, we had a net loss from continuing operations of $6,219,359 compared to a net loss of $2,382,341 for the comparable period in the prior year. The increase in net loss was due primarily to increased operating expenses, primarily increases in general and administrative expenses, research and development expenses and sales and marketing expenses of $2,139,067, $742,735 and $713,288 respectively. Our cumulative operating loss from inception through July 31, 2006 was $23,934,218.

Revenue. No revenue was recognized from our inception to July 31, 2006.

Research and Development. Research and development expenses include personnel and other costs associated with the development of technology and software. Our research and development expenses reflect our continual efforts to develop and bring to market innovative Multi-Layer Display (“MLD”) technology. Research and development expenses were $1,631,293 for the six months ended July 31, 2006, compared to $888,558, as reclassified for external reporting purposes, for the comparable period of the prior year. The increase in research and development expenses was primarily due to $533,416 of additional non-cash compensation expense related to stock option charges, $126,171 of non-personnel engineering charges related to the Sanyo development project, and $71,898 for engineering parts and supplies for all engineering projects. We expect these expenses to increase over the coming year.

General and Administrative. General and administrative expenses consist primarily of personnel and other costs associated with the management of our business. General and administrative expenses were $3,067,793 for the six months ended July 31, 2006 compared to $928,726, as reclassified for external reporting purposes, for the comparable period of the prior year. The increase in general and administrative expenses was primarily due to $1,683,224 of additional non-cash compensation expense related to stock option charges, and additional personnel related expenses of $227,628 primarily staffing to support the more complex corporate group. We expect these expenses to increase over the coming year.

Sales and Marketing. Sales and marketing expenses consist primarily of personnel and other costs associated with identifying, contacting, and negotiating with potential customers and licensee partners. Sales and marketing expenses were $1,066,769 for the six months ended July 31, 2006 compared to $353,481, as reclassified for external reporting purposes, for the comparable period of the prior year. The increase in sales and marketing expenses was primarily due to a $653,312 additional non-cash compensation expense related to stock option charges. We expect these expenses to increase over the coming year.

Other Income (Expense). Other income and expenses consist of expenditures and receipts of cash that are not directly associated with the operations of the business. Other income and expenses were $145,381 for the six months ended July 31, 2006 compared to $128,137 for the comparable period of the prior year. The increase was primarily related to a decrease in interest expense of $59,959 partially offset by a decrease in foreign currency gains of $30,674. We expect a modest change due to increased interest income.

As of January 31, 2006 and March 31, 2005

During the ten months ended January 31, 2006, and the fiscal year ended March 31, 2005, we had net losses of $4,632,945 and $1,863,784 respectively. The increase in net loss was due primarily to a reduction of $2,067,292 in other income, and increased operating expenses, primarily increases in general and administrative expenses, and research and development expenses of $1,260,590 and $352,549 respectively, as discussed below, partially offset by a decrease in sales and marketing expense of $691,182. Non-cash compensation charges related to stock options granted by PureDepth were a significant component of the increased net loss, equalling $1,257,721 and $803,738, respectively, for the ten months ended January 31, 2006, and the fiscal year ended March 31, 2005. Our comprehensive loss, including gains or losses due to foreign currency translations, were $4,620,032 and $1,911,962, respectively. Our comprehensive income / (loss) is comprised of net income / (loss) and foreign currency translation adjustments.

Revenue. No revenue was recognized for the above periods.

Research and Development. Research and development expenses were $965,966 and $613,417 for the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005 respectively, as reclassified for external reporting purposes. This increase was primarily due to $167,493 in increased staffing expenses to support general intellectual property research and potential customer initiatives, $162,601 in increased expense for development including software, and $34,830 of non-cash compensation expenses related to stock option charges.

General and Administrative. General and administrative expenses were $2,295,722 and $1,035,132 for the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005 respectively, as reclassified for external reporting purposes. The increase was primarily due to $378,523 in increased staffing expense primarily from establishing US corporate operations, $174,141 of non-cash compensation expenses related to stock option charges, $133,004 of increased travel expense and $87,359 of increased rent expenses.

Sales and Marketing. Sales and marketing expenses were $465,927 and $1,157,109 for the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005 respectively, as reclassified for external reporting purposes. The decrease in sales and marketing expenses from the year ended March 31, 2005 to the ten months ended January 31, 2006 was primarily due to $135,747 lower expense for trade shows and exhibitions and $111,014 lower expense for demonstration equipment.

Other Income (Expense). Other income and expenses consisted of expenditures and receipts of cash that is not directly associated with the operations of the business. Other net (expense) / income were $20,720 and $1,846,741 for the ten months ended January 31, 2006 and the year ended March 31, 2005 respectively. The decrease was primarily related to the settlement of a non-recurring contract completed in the year ended March 31, 2005.

Liquidity and Capital Resources

As of July 31, 2006

During the six months ended July 31, 2006, we used $2,514,455 in our operating activities. The cash used in operations resulted primarily from a net loss of $6,204,080. The cash used in operations due to net loss was offset primarily by $3,141,538 in non-cash compensation expenses related to stock options granted by PureDepth, and an increase of $434,426 in accrued expenses.

During the six months ended July 31, 2006, we used $367,337 in our investing activities. The cash used consisted of $234,979 of payments for the purchase of capital equipment and $132,358 for expenditures to acquire intellectual property.

During the six months ended July 31, 2006, $9,735,760 in net cash was provided by our financing activities. The cash flows from investing activities were primarily due to $4,206,802 in proceeds from the issuance of Series A preferred stock and warrants, and $5,558,543 in net proceeds from the conversion of B-warrants.

As of January 31, 2006 and March 31, 2005

During the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005, we used $2,891,306 and $419,381 respectively, in our operating activities. The increase in cash used in operations during the ten months ended January 31, 2006 resulted primarily from a net loss of $4,632,945 as compared to a net loss of $1,863,784 for the year ended March 31, 2005. The activity contained $1,257,721in non-cash compensation costs related to stock options in the ten months ended January 31, 2006, an increase of $453,983

During the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005, we used $368,451 and $564,115 respectively in our investing activities. The reduction was primarily the result of reduced purchases of capital equipment.

During the ten months ended January 31, 2006 and the fiscal year ended March 31, 2005, cash provided by our financing activities was $4,102,027 and $974,142 respectively. The increase in cash flows from financing activities was provided by the January 27, 2006 sale of $1,462,895 of our common stock, and by an increase in the issuance of $1,501,885 in related party notes payable. In July 2005 and March 2006 outstanding notes payable to a related party (K1W1) were converted to 2,700,000 and 772,286 shares of our common stock respectively. .

As of January 31, 2006, our cash balance was $857,998 in comparison to our cash balance of $89,006 at March 31, 2005.

The following represent our significant working capital commitments as of July 31, 2006:

Obligations

	Total	Through FY 2007	FY 2008	FY 2009	FY 2010	FY 2010
Operating leases	$163,411	40,781	83,334	38,102	1,194	-
Notes	$875,000	175,000	175,000	175,000	175,000	175,000

We will fund these obligations from our ongoing operations. The note payable has an annual payment in December. We expect to pay this and other current obligations from current cash resources.

We anticipate that our existing contracts will require limited capital investment and additions to staff for service and support.

As of the quarter ended July 31, 2006, the functional currency used in the financial statements is the United States dollar. Prior to that period, the functional currency was the New Zealand Dollar. Balance sheet accounts were translated using closing exchange rates in effect at the balance sheet date and income and expense accounts were translated using an average exchange rate for each reporting period. Adjustments resulting from translation are included in accumulated other comprehensive income in stockholders’ equity.

Qualitative and Quantitative Disclosure About Market Risk

The primary objectives of our investment activity are to preserve principal, provide liquidity and maximize income without significantly increasing the risk. Some of the securities we invest in are subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk, we maintain our portfolio of cash equivalents and short term investments in money market funds and certificates of deposit. Since our results of operations are not dependent on investments, the risks associated with fluctuating interest rates is limited to our investment portfolio, and we believe that a 10% change in interest rates would not have a significant impact on our results from operations. As of July 31, 2006, our investments were in money market funds and certificates of deposit.

Transactions with our New Zealand research facility and with suppliers and manufacturers in Asia are denominated in local currencies and thus, we are subject to foreign currency exchange fluctuations associated with re-measurement to U.S. dollars. Such fluctuations have not been significant historically. For example, foreign exchange gain or (loss) for the fiscal year ended March 31, 2005 and the ten-month period ended January 31, 2006 was $(48,178) and $12,913 respectively. We are prepared to hedge against any fluctuations in foreign currencies should such fluctuations have a material economic impact on us, although we have not engaged in hedging activities to date.

Off-Balance-Sheet Arrangements

We do not have any off-balance-sheet arrangements.

Based on our current expectations, we believe that our cash on hand, together with expected earned and prepaid royalties from Sanyo and International Game Technology, will be sufficient to meet our working capital and capital requirements through at least the next twelve months. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may need to sell additional equity or convertible debt securities or obtain credit facilities. The decision to sell additional equity or debt securities could be made at any time and would likely result in additional dilution to our stockholders.

BUSINESS

General

We are a technology licensing company whose business is the commercialization of innovative technology incorporating a third dimension of “depth” into a smart, compact video display device. PureDepth’s Multi-Layer Display (“MLD” or “MLD™”) builds upon existing Single-Layer Display (SLD) technology to potentially redefine the way the user interacts with his or her screen by providing two or more display layers in a stacked arrangement. Each layer is physically separated by real depth (as opposed to perceived or simulated depth), which allows for distinct new ways in which to view, monitor and interact with displays. Moreover, the physical separation and real depth of the display layers results in a perception that is natural and convincing to the user.

We believe there is a large market for our MLD™ display technology. So far, display technology has evolved from cathode ray tubes to Liquid Crystal Displays (“LCDs”), plasma displays and others. Already, LCDs are part of our everyday life, both in our work and personal lives. For example, LCDs have become integral parts of the watches, mobile phones, iPods, computers, car navigation systems, televisions, control systems, medical monitors, military monitors, and other items that affect us on a daily basis. According to DisplaySearch, a leading market research and consulting firm, in 2004, worldwide shipments of all LCD forms exceeded 800 million units. According to DisplaySearch, LCD growth in the small/medium form factor unit display market grew 28% year over year in the second quarter of 2006.

Thus far, the advancements in display technology have tended to focus on introducing color, improving display resolutions and enhancing the ability of the display to run high-resolution graphics and full-motion video. Our MLD technology is not merely a step in this evolutionary process. Instead, we believe that the MLD technology revolutionizes display technology.

PureDepth, Inc. was originally incorporated in California in April 2005 as the successor-in-interest to a New Zealand corporation, Deep Video Imaging Limited (founded in 1999), and its affiliates “PureDepth Limited” and “PureDepth Incorporated Limited.” In this prospectus we occasionally refer to the PureDepth, Inc. (the California corporation) and its predecessors-in-interest as the “PureDepth Group” and to Deep Video Imaging Limited as “DVIL.” On March 31, 2006, PureDepth, Inc. (the California corporation) consummated a merger transaction in which it merged with and into a wholly owned subsidiary of Diamond One, Inc. (“Diamond One”), a publicly traded Colorado corporation. As a result of that merger, the separate legal existence of PureDepth, Inc. (the California corporation) ceased, but the former shareholders of that corporation received shares of Diamond One stock that they then owned approximately 89% of the voting capital stock of Diamond One immediately after the transaction. For accounting purposes, the merger was treated as the reverse acquisition whereby PureDepth, Inc. (the California corporation) was treated as the acquirer. On May 10, 2006, Diamond One changed its name to “PureDepth, Inc.” On May 30, 2006, PureDepth, Inc. (f/k/a Diamond One, Inc.) reincorporated in the State of Delaware by engaging in short-form merger with a wholly owned Delaware subsidiary. After the reincorporation merger, the name of the Company remains “PureDepth, Inc.”

Currently, we have two wholly owned subsidiaries—“PureDepth Limited” and “PureDepth Incorporated Limited,” both of which are New Zealand corporations. PureDepth Limited holds the intellectual property portfolio used and exploited by the Company pursuant to a perpetual and exclusive license. PureDepth Incorporated Limited provides operations and other support for the Company, including regional finance, administration, research and development, and intellectual property (including legal) management operations on behalf of its parent entities.

PureDepth (MLD)Technology

MLD technology, in its current form, utilizes two distinct layers of LCD panels which share a common back-light source. Through the control of optical correlation, compatibility and interferences between the LCD panels through patented interstitial elements within the optical stack of MLD layers, viewers are able to view two distinct planes/layers of data at the same time. Future realizations of MLD technology are expected to extend to emerging display technologies, such as Organic LEDs (OLEDs) and established technologies such as Electro-Luminescent (EL) and Plasma Displays (PDP).

The MLD arrangement allows the viewer to look through the front LCD display panel to see images displayed on the LCD display panel behind it. Traditionally, this type of arrangement using overlaid pixel patterns would give rise to what is called the “Moire interference,” a visual interference pattern which results in distraction (bright and dark vertical bands) for the viewer and can lead to nausea. PureDepth has developed an interstitial optical component placed between the display layers that overcomes the problem of Moire interference (making it of negligible effect) on the optical quality of the image layers. Each of the LCD panels incorporated into the single module receive independent control signals through separate video outputs. Coordination of the images displayed allows for a true multi-layer visual display to be presented to the viewer.

PureDepth has also proven the capability to manipulate the physical depth between layers to maximize the desired parallax effect for a given application. PureDepth is in the process of developing software which will allow the user to directly vary the depth between layers in order to customize the MLD for a particular application, enabling the viewer to personalize the application to maximize the viewer’s enjoyment of the application in a particular environment.

The level of independence or coordination and interaction of the two display layers and any other layer related system, such as a touch screen, can be customized to the specific requirements of the application. A variety of optional items can be integrated into a MLD, such as a media kit, touch screen, signal processing and USB hub functionality. Together with these optional items, we believe that MLD technology can be utilized in many application scenarios, and is also scalable from small display requirements of hand-held devices to regular desktop style monitors to large publicly viewed television monitors.

MLD development has been focused on LCD panels for managing layered displays. However, PureDepth has extended research to investigate the use of alternative technologies. OLED and Transparent OLEDs are of specific interest as they have the benefit of substantially reducing back-light luminance generation requirements and associated heat and power consumption issues. In addition, these technologies offer PureDepth the opportunity to introduce a greater number of layers to a MLD display.

Competitive Advantages of MLD

The most apparent feature of MLD technology is the eye-catching value of viewing content over multiple layers. We believe this capability makes our technology immediately suitable to the lucrative gaming and entertainment sectors. MLD technology also has the potential to redefine the way users interact with their computer display in office-type applications. Research has shown that usability and productivity can be increased through the addition of depth and the resulting “affordances” are what makes MLD unique and revolutionary in the marketplace.

The term “affordance” relates to perceptual clues that give human beings insight on how to interact with objects in the world. For example, a vertical handle on a door “affords,” or suggests to the viewer that he or she should pull the door to open it, while a flat panel on a door affords pushing to open it. With computers, using shadowing on a button creates the affordance of pushing or clicking. The additional dimension of depth with MLD technology provides an environment for a myriad of new affordances that can simply not be achieved with a Single-Layer Display (“SLD”). In research done by Dr. William Wong of Middlesex University based in London, U.K., he has shown that a MLD display can increase response time by up to 4.5 seconds over a SLD. This is critical for new forms of interfaces, time critical data and games to increase brain responsiveness (leading to more compelling content). Further usability studies on response times are being undertaken by us.  Some of these affordances obtained through the use of MLD technology are described below.

Affordance for representing layered information

MLD technology enables a viewer to see layer-based data as it actually exists. An example of a governmental application of this affordance would be to allow a municipal council to view a model of water, gas, and sewerage reticulation systems for a site development or subdivision layout as they exist through a live feed of each displayed in a single view.

Affordance for focusing and viewing context

The ability to maintain focus on detail while retaining view of context is a well known and well researched topic. Many have attempted to address this through software with fish-eye lenses and zoomable user interfaces. MLD technology has the potential to advance this goal by showing on the front panel information on which the viewer is to focus, while providing a contextual overview in the back panel. This significantly enhances the software techniques and provides a new solution to an old problem.

Affordance for view comprehension

The proper integration of separate but related pieces of information across different displays is a well known problem. Cognitive research has identified that the human brain operates with a working memory which can only hold up to seven pieces of information at any one time—whereas most people struggle with as much as three or four. The demand placed on a person’s working memory to overcome the keyhole problem essentially leaves the user overwhelmed and “lost within the data.” MLD technology attempts to resolve this problem by grouping the cluttered and complex information into a more manageable format, which is more easily interpreted by humans. By having potential to create more visual connectivity between data presented across the overlapping displays, MLD has the potential to bring a unique solution to the keyhole problem.

Affordance for information extraction

Information extraction is best achieved when information is presented in parallel rather than serially. For example, consider a nuclear power plant that has eight crucial pieces of related information to indicate smooth running. This could be displayed as a regular octagon where the length of each side represents one of the eight factors. Ultimately, eight factors are being presented in parallel. If the octagon changes shape dramatically (i.e., one of the sides becomes longer or shorter) then an operator will know at a glance that something is wrong. This overall concept is known as the “proximity-compatibility principle” which argues that information used together in a decision should be presented as close together as possible. The inherent design of MLD monitors allows for parallel presentation of information (multiple layers) but also provides a mechanism that can cluster critical data together which is easily differentiated from non-critical data (depth). These features satisfy the proximity-compatibility principle whilst also reducing display real-estate clutter.

Affordance for change detection

Critical decisions are often based on the ability to detect small changes in images, for example, the detection of changes to satellite images passing over a target of interest. Typically these comparisons must be made manually, rather than by direct image comparison via a computer, due to variations in the size, shape, rotation and position of the captured images with respect to one another. All humans, however, suffer from the cognitive condition of change blindness — please refer to http://viscog.beckman.uiuc.edu/djs_lab/demos.html.  For these situations, overlaying images provides a significant advantage over side-by-side comparison. MLD technology has the ability to over-lay electronic images for comparison, without degrading either image through the use of depth. Much like using a transparency layer over a picture or monitor, MLD technology provides physical separation between the two image sources whilst comparing, so that no information from the originals is lost or corrupted. MLD can enhance change detection by using techniques like back-to-front switching, a very promising feature that can be validated with scientific usability studies, which cannot be accomplished on traditional SLD monitors. This idea stems from Gestalt psychology research, which developed a number of rules of perception, one of which is the fact that objects in the foreground are more likely to be attended to than objects in the background.

Affordance for increasing discriminability

Experiments conducted by Nakayama & Silverman determined that depth was a more powerful cue than color to assist in locating an object within. Basically, people are able to search within one depth plane, ignoring the other. This affordance provides a distinct advantage to an operator who knows where (in that depth plane) to find the desired information. More recent research has also shown that information search times and accuracy using depth cues has several advantages over flat representations of the same data. It has been statistically shown that, when viewing layered information, attention can be focused on a selected layer without distraction from another. The importance of this is that information can be searched for, accessed and read more quickly when it is split across two levels of depth as opposed to having it all displayed on a single plane or side by side. Both of these research studies give strong arguments to support MLD technology for information processing of large datasets.

MLD Vertical Markets and Applications

In the relatively short time that PureDepth has made MLD technology commercially available, they have been deployed in a range of applications. Broadly speaking, MLD applications fall into six application categories: (1) Interactive Entertainment Systems; (2) Consumer Information Systems; (3) Topological Mapping Systems; (4) Monitoring and Analysis Systems; (5) Layer-Based Information Visualization; and (6) Mobile and Handheld Devices.

Interactive Entertainment Systems

1.	Casino Gaming and Electronic Games

The gaming industry (from casino games to PCs or handheld video games) is one of the most exciting areas for applying MLD technology and harnessing the unique capabilities available for maximum eye-catching value. MLD technology has the capability to greatly enhance gaming visuals by adding physical depth dimensions to create stunning effects. For example, a game may require players to break through layers of a labyrinth while at the same time teasing players with the opportunity to see a little of what may be waiting behind by use of the parallax between the visible layers. In this instance, the game designer can induce the player to “peer” around objects on the front-most layer(s) to see obscured objects in the rear.

It is expected that much of the immediate and future development of MLD technology will be centered on refining both hardware and associated software and firmware in casino games and other related gaming conduits, (i.e., from desktop PCs and consoles to portable and mobile phone markets). MLD technology, being scalable in size, has the potential to be the gaming display technology of choice.

2.	Interactive Television

Television and computers are rapidly converging in technology to become the single multimedia center of the household. Subscriber-based systems such as TiVo and cable TV are providing more interactive-based entertainment and services (such as e-mail, downloadable games, and interactive shopping). These services are typically presented as overlaid or alpha-blended images on top of the video data stream, lending itself nicely to MLD technology.

Additionally, there is a strong industry research drive in developing automatic conversion of 2D images to 3D, especially in the movie industry. These are targeted for use in movie theatre environments and, in time, we believe they will trickle-down to the consumer level, as has happened for multi-speaker surround-sound systems. Obviously there will be a requirement for new display monitors capable of conveying this depth information and we believe MLD technology is poised to be a major player in this market.

Consumer Information Systems

1.	Kiosk Applications

Kiosk applications, shopping mall information centers, vending machines, train/bus/flight ticket sales systems and the like are ideally suited to MLD technology due to the eye-catching “wow” factor. With the addition of a touch screen to a MLD monitor (the process is essentially the same as for other regular display systems), a whole new level of interaction becomes available. By leveraging the pressure sensitivity and functionality of current touch technologies, navigation of depth becomes intuitive. Pressing harder becomes a natural gesture to “push” objects towards the rear layers, teasing the user to interact further with the content.

2.	Point-of-Sale Advertising

Point-of-sale advertising is very similar to kiosk applications in that the goal of the monitor is to entice the user to interact with the content, ultimately for purchase of a product or service. The uniqueness of MLD technology, coupled with the “wow” depth factor, immediately grabs the customer’s attention and holds their interest for longer than conventional displays.

Topological Mapping Systems

1.	Car & Marine Navigation

Since the availability of MLDs in the size range of in-car navigation systems, a number of parties have adopted an interest in developing applications to harness and exploit the unique features of MLD technology. Development work is currently being undertaken on functionality covering mapping, street navigation, GPS and radar linked marine navigation for defense, commercial and recreational use, using depth to de-clutter, discriminate and cluster related information together within a single view. This is especially important for portable GPS systems where there is a large amount of information to be conveyed and display real-estate is at a premium.

2.	Air Traffic Control (“ATC”)

ATC applications show real-time displays of flight data being controlled. MLD technology is being utilized to preserve critical “live” data which would otherwise be hidden by dialogue box windows. MLDs also allow the reduction of clutter of non-ATC controlled aircraft within the same physical display area as commercial aircraft being controlled by ATC. Trials of MLD technology in ATC applications have resulted in a high level of acceptance by controllers due to the ease of viewing critical information and reduced clutter of non-critical data, whilst maintaining overall visibility at all times. MLD technology is proving so effective that consideration is being given to the replacement of very large scale precision displays with regular MLD monitors.

Monitoring and Analysis Systems

1.	Financial

Financial futures trading requires the monitoring of “to-the-second” movements in future values, where small changes in unit values can represent very large dollar values in transactions. Users must monitor a range of information, but are also required to perform other routine tasks such as communication via e-mail with clients. MLD monitors allow the traders to display real-time graphical futures values information “floating” above other working displays. If a small change in value of monitored information occurs, the trader can respond by immediately making an appropriate transaction. The alternative of a window obscuring the critical data is unacceptable, as is the alternative of requiring the trader to monitor an adjacent screen.

2.	Medical

The medical industry has a number of applications that are able to exploit the benefits of MLD technology, from diagnosis to surgery. For example, a surgeon performing a laparoscopic surgical procedure requires an unobstructed view of the images sourced from the instruments. If another window was to appear in the area of activity, the result could be disastrous. The alternative of having the surgeon change his or her point of focus from one screen to another is not considered acceptable. However, with MLD technology the images presented to the surgeon can remain clear and uninterrupted regardless of new information being displayed, therefore allowing the surgeon to maintain their focus on the task at hand. New information, together with complimentary information relevant to the operation (such as blood pressure and pulse rate), can be displayed floating above the primary screen. The floating of the image clearly delineates the images being displayed.

 Layer-Based Information Visualization

1.	Computer-Assisted Engineering Software

There are a range of practical engineering-based applications suited to MLD technology. These include such uses as circuit board design, CAD drawing, civil engineering and architecture. These applications work with inherently layered data and MLD technology can be deployed to be a physical representation of this data. A simple example to illustrate this is printed circuit design. Up to 20 layer boards are available and the design and navigation of this number of layers can be daunting. Using MLD technology, specific layers or tracks can be pulled to the front or pushed to the rear, allowing the designer to differentiate these features whilst retaining the spatial layering information.

2.	Web-Design / Graphical Content Creation

Graphical software packages inherently have a multi-layer environment in the form of toolbars, property windows and dialog boxes. These objects tend to obscure the canvas working area, be it 2D photographic retouching, 3D modeling, or web page design. Typical solutions to overcome this problem include using larger displays (21” or greater) or multiple monitors, but these fall into the traps of losing focus on the work by having a larger search area to find the appropriate controls. Depth can provide an elegant solution by placing toolbars onto the front-most layer and the work canvas onto the rear. In this configuration, the controls and canvas are always in view without distracting one another, increasing productivity.

3.	Defense and Security

A substantial level of research on the differentiating features and benefits of MLD technology has been carried out within the US defense and security departments. In these scenarios, secure and non-secure data is typically compared and each computer system must be physically isolated so that there is no cross-contamination or leakage of data. In its simplest form, MLD displays allow electronic overlays of this information whilst still retaining the level of isolation required. From feedback within the respective US departments, there is an opportunity for MLDs to become widely deployed in applicable defense and security applications.

Mobile and Handheld Devices

According to industry market research, in 2005 there were over 800 million mobile phones sold worldwide. The level of complexity and requirements for stunning graphics and new interfaces are critical to truly differentiate from commodity products. By utilizing MLD technologies, companies can quickly and easily design and develop small form factor devices with increased viewing and more compelling user interaction. For example, 3D games that are present on high-end, dedicated devices may migrate to hand-held, mobile phones or other devices—providing for the next generation of personal interface and entertainment.

Competition

Competition to our MLD technology consists of either similar technologies (e.g., dedicated partition screens), 3D monitors (e.g., from Sharp and other manufacturers), alternative solutions (e.g., two or more physical displays), and single layer displays as a commodity product.

Alternative Display Technologies

In order to put the competitive advantages and benefits offered by MLD technology into perspective, it is important to understand what alternatives are available in display technologies. MLD technology is revolutionary and has the potential to redefine the display market but this does not necessarily exclude the use of alternative displays in conjunction with MLD.

Single Layer Displays (“SLD”)

Programmers of applications utilizing SLD panels often attempt to provide an illusion of three dimensions by careful use of shading sections around windows and dialog boxes on screens. High-end gaming, CAD drawing and industrial design software packages have been developed with realistic surface rendering, lighting, shading and shadow effects together with photo-realistic perspective images in order to allow the viewers to “see” the three-dimensional image, which can be manipulated and rolled around on the screen.

Encapsulating these images is the operating system graphical user interface (“GUI”) and this is based around the idea of layers of windows. The analogy stems from paper-based desktops where paper “layers” were stacked and overlaid upon one another. Merely stacking windows layer upon layer, without an intuitive method to discriminate between each one, decreases the usability of the GUI. Software techniques such as virtual desktops and transparent layers (alpha-blending) attempt to resolve this issue, however they still are just simulations of the layer metaphor and do not have an effective discriminator.

MLD technology provides depth as an effective discriminator between layers, as it leverages off what is already hard-wired into the human visual system. MLD technology does not replace user interface techniques—it is a direct realization of the interface technique. MLD technology brings a new dimension of depth and enriches data semantically as there is a separate distinct channel of information carried over and above color and spatial cues.

3D Stereoscopic Displays

Comparisons between MLD and 3D stereoscopic displays are inevitable as both aim to convey depth information. With 3D stereoscopic displays the aim is to provide a full volumetric representation of an object, one with infinite depth, by presenting different pre-rendered images to each eye to simulate depth. MLD technology aims to present discrete layers with a degree of spatial separation, to present real depth. This distinction must be stressed.

At present, current technologies attempting to give the illusion of 3D have some significant drawbacks, including: the need to use special lenses or a head mounted display system and/or head tracking system; a very narrow ‘sweet-spot’ of viewing angle; considerable loss of color tones, brightness and resolution; and the possibility of a viewer’s eyes becoming tired or the viewer become nauseous after a short period of time. MLDs overcome some of these inherent problems by having real depth, as the brain is not tricked into believing depth exists in the image.

Competing Technology

The main source of competition for PureDepth does not come from companies utilizing the same technology, but rather from companies utilizing alternate ‘3D’ solutions. These competitors can be divided into three main groups: (1) the layered technologies, (2) autostereoscopic displays and (3) glasses based stereoscopic displays.

Layered Technologies

Foremost among the layered technologies are the volumetric projector televisions. These comprise a series of ultra thin PDLC LCDs. Contrary to the LCDs used in standard screen technologies, PDLCs have bubbles of liquid crystal randomly spread through the PDLC matrix. Each LCD layer can be made white or transparent through the application of electric voltage through it. A projector is placed behind the series of LCDs and projects an image on to each of the LCD plates. The LCD plates are turned on and off sequentially at a predetermined rate to create an image. If timed properly, a composite picture can be displayed by the image on each LCD forming a slice of the 3D composite.

While the PDLC technology appears to be similar to the PureDepth technology, it is in fact quite different. First, the PDLC unit is large, requiring a layering of numerous screens together with a rear projection unit. Additionally, with PDLCs there are often issues with picture quality, generally caused by the bleeding of the image projected on one LCD plate onto other LCD plates.

Autostereoscopic Technologies

Autostereoscopic technologies, such as Sharp’s 3D display, are another competing technology. This technology works by directing slightly different images to a viewer’s left and right eye. In the Sharp display, this is achieved through the use of a lenticular lens which directs synchronized alternate strips of imaging to each eye.

With this technology, there is an optimum viewing position, or “sweet spot,” from which the viewer best achieves the 3D effect. The significant drawback of this technology is that if the viewer is not seated in the sweet spot, he or she will not observe a 3D effect. Additionally, some users may become nauseous due to the lenticular lens.

Recently, Philips has demonstrated an autostereoscopic switchable 2D/3D display. The display includes an LCD together with a switchable LC filled lenticular lens. This technology overcomes, to a certain extent, the issues that exist with the Sharp display. Philips has substantially overcome their uniformity issue with a combination of slanting the lenticular lens together with good lens design.

Glasses Based Stereoscopic Technologies

Glass based stereoscopic technologies change the polarity of the image directed to each eye. The viewer wears glasses of complementary polarity which cause each eye to see a slightly different image, resulting in the appearance of a 3D image. As with the autostereoscopic display technologies, the image communicated to the device must be synchronized with the polarity. This technology overcomes some of the difficulties with the autostereoscopic technologies. However, it also has drawbacks. Most significantly, viewers are required to wear the glasses to achieve the 3D effect.

The principal competitive factors in our market include the following:

•	first to market with new emerging technologies;

•	flexible and customizable products to fit customers’ objectives;

•	high product performance and reliability;

•	early identification of emerging opportunities;

•	cost-effectiveness;

•	interoperability of products;

•	scalability; and

•	localized and responsive customer support on a worldwide basis.

We believe that we compete favorably with respect to most of these factors. However, most of our competitors have longer operating histories, significantly greater resources and greater name recognition. They may be able to devote greater resources to the development, promotion and sale of their products than we can, which could allow them to respond more quickly to new technologies and changes in customer needs.

 Customers

We expect that key customers for PureDepth’s technology will include: (1) LCD manufacturers; and (2) companies that provide navigation solutions (e.g., in-car, marine, avionics), defense and homeland security products, medical visualization and diagnostics tools, casino gaming products and mobile and handheld devices.

PureDepth has already established business relationships with participants in each of these markets including International Game Technology, Sanyo and DRS Technologies, Inc., one of the largest U.S. defense contractors.

Suppliers to Customers / Partners

We anticipate that our Customer’s / Partner’s key suppliers will be large LCD manufacturers as well as contract manufacturers for integration and final assembly. In addition, we expect that large integrators such as DRS Technologies in the defense industry will be the manufacturing integrator and will license the technology and processes from PureDepth.  We expect that our licensees will contract with various manufacturers to build the products that will incorporate our technology.

Research and Development

Our research and development falls into four categories: (i) research; (ii) patent development; (iii) prototype development and (iv) product design development. Our efforts in research focus on the core technology surrounding MLD, such as optics, LCD technology, backlight technology, manufacturing processes, component technologies, and similar technologies. Patent development focuses on the authoring of new and supplemental patents to support and continue developing our core patents, and the protection of our patents. Prototype development is the actual sample implementation of the MLD technology into specific devices (such as mobile phones, music players, notebook computers, car navigation or gaming machines, to name a few). Finally, product design development is the implementation of our MLD  technology adapted for use by a specific partner for a specific market - for example, the amusement market for Sanyo in Japan.

As an emerging technology company, our research and development costs constituted a relatively large portion of our expenditures over the past two fiscal years. In the six months ended July 31, 2006, we spent approximately $1.6 million on research and development. In the ten months ended January 31, 2006, we spent approximately $965,000 on research and development. In the fiscal year ended March 31, 2005, we spent approximately $613,000 on research and development.

Distribution

We do not distribute finished product in the traditional sense. Rather, we use our technology to create final design reference models of various products if required, and license our technology to third party partners who complete the product. The third party generally manufactures the product, and either (i) sells the product to retail customers or to distributors under such third party’s brand name or (ii) incorporates the product into such party’s other products as an add-on feature.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of other parties, both in the US and in other countries. Our policy is to actively seek the broadest possible intellectual property protection for our product candidates through a combination of contractual arrangements and patents, both in the US and abroad.

Intellectual Property and Patents

With 45 patents covering the majority of countries around the world, Pure Depth’s MLD technologies are well protected for use in any form factor utilizing multiple LCDs with real depth. PureDepth has maintained a rigorous intellectual property (“IP”) strategy since inception. The strategy has ensured the core technology developed by PureDepth is protected and simultaneously limits the ability of competitors to operate in the market. PureDepth’s IP portfolio includes an extensive range of defensive and offensive patents, trademarks and designs. The main focus of the portfolio relates to the MLD technology together with improvements and components. In addition, the portfolio includes applications directed at software for use with a MLD. A detailed listing of the intellectual property portfolio is available upon request.

Hardware Technology Patents

PureDepth’s family of patents were filed to protect PureDepth’s core technology and the idea of providing an image with depth rather than a true 3D image. The base patent relating to the MLD technology was originally filed as a PCT application in July 1998. Subsequently, the application has entered the national phase in thirteen territories, notably including the major markets of Europe, United States and Japan. The patent covers two or more layers arranged such that one can look through the front most layer(s) and see the images displayed on the layers behind it and includes the use of a diffuser to overcome Moire interference. The patent has been granted in New Zealand and the USA.

 The patent portfolio is not limited to one method of eliminating Moire interference. Additional hardware patents have been granted which offer protection of MLD technology beyond the original scope of the base patent. Other patent applications filed address embedded hardware and end-user applications. These include an MLD PDA and in-car viewing applications. Broader applications address the use of MLDs, such as an MLD interfaced to a computing device.

Software Technology Patents

The patent applications filed which relate to software technology address the control or use of MLD technology and the integration of the technology into existing software programs. The protected control or use software allows users to allocate screen objects to specific layers within the optical stack, either on an object by object basis, a region basis, or as an automated process based on image analysis and modification. In addition, software is used to control the characteristics of an object (control, color, brightness etc), and those spatially adjacent in the depth axis, to enhance the viewing experience.

The integration software seeks to include additional features in currently available software. The use of a MLD in an instrumentation application, for example, allows an alert to be by way of an object flashing from back to front screens rather than by a change of color or a noise. The software applications are also forward looking, envisaging learning applications for the MLD where related information is displayed on front and back screens to reinforce a message.

License of Intellectual Property from the BASS Group

In December 2001, DVIL entered into an agreement with BASS Group LLC, a Florida limited liability company, and John Bass and Robert Bass to acquire the right to use certain technology protected by patents granted in the USA. These rights have since been assigned to PureDepth Limited. PureDepth Limited is required to pay BASS Group approximately $175,000 per year through 2011 in consideration of this intellectual property. Currently, we owe BASS Group an aggregate of approximately $700,000, reflecting a December 2006 payment. Pursuant to the agreement with BASS Group, we may be required to reassign the intellectual property to BASS Group in the event of certain defaults, including failure to pay pursuant to the agreement. Current cash resources are believed sufficient for the annual payment due in December 2007.

Other Intellectual Property Rights and Protection

We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we, as a matter of general practice, require our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Governmental Regulation/Environmental

Our business and operations are subject to various forms of government regulation in the various countries in which we do business, including required business/investment approvals, export regulations based on national security or other reasons, and other export/import regulations such as tariffs. Currently, we design our technology and products to meet rigid governmental requirements like UL, CSA, European and Asian approvals. However, because the final product will be produced and manufactured by our partners, the actual approval process is the responsibility of the partner for the specific market.

Many of our products are also subject to certain environmental and recycling laws and regulations relating to the disposal of electronics. These laws are constantly subject to revision and amendment.

Employees

As of October 31, 2006, we had 24 employees based in the United States and New Zealand, all but one of which are full-time. Our research and development center is based in New Zealand and our business development activities are based out of the United States and Japan. Over the course of the next fiscal year, we anticipate hiring additional full-time employees devoted to research and development activities, general and administrative activities and sales/marketing.

Properties

In May 2006, PureDepth entered into an Office Lease Agreement with CA-Shorebreeze Limited Partnership relating to its lease of corporate office space at 255 Shoreline Drive, Suite 610, Redwood City, California 94065. The lease covers approximately 2,200 square feet for $5,131 per month and expires in May 2008.

PureDepth also leases premises in New Zealand which houses its Research and Development and Rapid Prototyping units. These premises are located at 24 Morrin Road, Panmure, Auckland. The lease for these premises covers approximately 5,750 square feet for approximately $4,048 per month under a three-year lease agreement expiring in October 2008, subject to certain rights of renewal.

Legal Proceedings

We are not currently involved in any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of the Company’s directors and executive officers as of October 31, 2006.

Name	Age	Positions
Fred Angelopoulos	47	Chief Executive Officer and Director
Kristin Bowman	43	Managing Director (New Zealand), Secretary
John Floisand	62	Director
David Hancock	62	Chairman
Mark Kalow	51	Director
Tom Marcus	53	Director
Robert O’Callahan	56	Chief Financial Officer
Mark Yahiro	47	Senior Vice President, Marketing and Business Development

Fred Angelopoulos. Fred Angelopoulos has served as the Chief Executive Officer of PureDepth, Inc. (the California corporation) since April 2005, and has continued in that capacity with the Company since the March 31, 2006 merger transaction. Prior to that, he served as the PureDepth Group’s Vice President of Global Sales and General Manager for the Americas from May 2004 to April 2005. From 1998 to 2002, Mr. Angelopoulos served as the Chief Executive Officer of Pulse Entertainment, where he helped secure over $45 million in venture funding for that company and established partnerships with companies such as Warner Bros., NBC, IBM, SBC and BMG Music Group. From 1994 to 1998, he served as Senior Vice President of Sales for Hitachi PC. Mr. Angelopoulos holds a Bachelor of Science Degree in Marketing and Management from Bentley College.

Kristin Bowman. Kristin Bowman has served as the Chief Operating Officer and Secretary of PureDepth, Inc. (the California corporation) since April 2005, and has continued serving in those capacities since the March 31, 2006 merger transaction until August 23, 2006, when she became Managing Director (New Zealand) and Secretary. She also served as a director of PureDepth, Inc. (the California corporation) from April 2005 until the March 31, 2006 merger transaction. Prior to that, Ms. Bowman served as the PureDepth Group’s Vice President of Business Operations from September 2004 until April 2005. After working extensively in corporate and investment financing law in both New Zealand and London, Ms. Bowman was a partner in a 150-year-old leading New Zealand law firm in their Business and Taxation Team from 2002 until 2004. She served as General Counsel for the then newly listed entity, Auckland International Airport Limited, from 1999 to 2001. Ms. Bowman serves on the Board of Soccer New Zealand. Ms. Bowman received a First Class Honours degree in law from New Zealand’s leading international University, Auckland University, and continues to hold a current practicing certificate as a barrister and solicitor of the Supreme Court of New Zealand.

John Floisand. John Floisand is currently President and CEO of Zytron Holdings International, Inc., a holding company with two small subsidiaries which he founded in 2004. He also serves as President and member of the board of directors of Premitech, a software company. From 2001 to 2003, he served as CEO and Chairman of the Board of Rogue Wave Software, Inc., a publicly-traded software company. From 1999 to 2000, he served as President and CEO of Personic, Inc., a software company and from 1997 to 1999 was Vice President of Borland, Inc., a publicly traded software firm. From 1986 to 1997, Mr. Floisand held worldwide senior sales and management positions at Apple Computer. Mr. Floisand holds a Bachelor of Business, Marketing (equivalent) from Columbia University, and a degree in electrical engineering from Worcester College of Technology, United Kingdom.

David Hancock. David Hancock has served as chairman of the Board of Directors of PureDepth, Inc. (the California corporation, and its predecessor) since the March 31, 2006 merger transaction. From 2004 until 2006, Mr. Hancock was a director and advisor to PureDepth, Inc. and its predecessor, DVIL. From 2001 to 2004, Mr. Hancock served as President, CEO and/or Chairman to DVIL, although not continuously in such positions for the entire period. Prior to joining that company, Mr. Hancock filled a number of executive and director positions. From 2000 until 2002, Mr. Hancock served as the Chief Executive Officer of Presenter Inc. He also served as the Chief Executive Officer of Hitachi PC from January 1996 to September 1999. From January 1995 to December 1995, Mr. Hancock served as Chief Executive Officer of Velocity Corporation. Mr. Hancock served in a number of executive positions with Apple Computer Corp. over a period of 7 years, including as Senior VP, Marketing USA; heading up Apple's Pacific operations; and as General Manager of Apple UK. Prior to Apple, Mr. Hancock spent 11 years with Gillette Corp. in various management and marketing positions. Mr. Hancock holds a Bachelor of Business, Marketing (equivalent) from Columbia University.

Mark Kalow. Mark Kalow has served as a director of the Company since April 1, 2006. Mr. Kalow specializes in business and financial analysis and the commercialization of intellectual property for high technology companies. His current engagements include serving on the board of directors and audit committees of PhotoWorks (online photography) (NASDAQ: FOTO); LSF Network (e-marketing services); and Delean Imaging (pattern recognition applications). Previously, Mr. Kalow was a Managing Director for the Venture Capital division of Trans Cosmos USA. Trans Cosmos is a major Japanese IT services company and strategic investor in US rich media, CRM and e-marketing companies. Mr. Kalow was formerly co-founder and COO/CFO of Live Picture Inc. (LPI), where he managed multiple financings totaling over $60 million, two acquisitions and, as CEO, the sale of the Company to MGI Software. LPI’s imaging and internet products won over 30 industry awards and its products and technologies were licensed to industry leaders such as H-P, Canon, Kodak, FujiFilm and many others.  Mr. Kalow holds a S.B. degree from the Massachusetts Institute of Technology (MIT) and an MBA with a concentration in Financial Management from the University of Chicago.

Tom Marcus. Tom Marcus is currently the Executive Director of Newforth Partners, a boutique investment bank focusing on technology mergers and acquisitions. Prior to joining Newforth, from September 2001 through September 2004, Mr. Marcus was the CEO of Everyone.net, a hosted email services company. Prior to Everyone.net, Mr. Marcus was the Chief Operating Officer of The Valent Group, a venture operating company founded by Accel Partners and Bessemer Venture Partners. Before The Valent Group, Mr. Marcus served as Executive Vice President of Flycast Communications, a direct response advertising network. From 1986 through 1998, Mr. Marcus was at Broderbund Software, a leading consumer software company, as vice president of business development and general counsel. Mr. Marcus began his legal career at Heller, Ehrman, White & McAuliffe in San Francisco. He received his A.B. from Yale University and his J.D. from the University of California, Berkeley, School of Law (Boalt Hall). Mr. Marcus also is on the Board of Governors of The Robert Packard Center for ALS Research at Johns Hopkins.

Robert O’Callahan. Robert O’Callahan has served as Chief Financial Officer of PureDepth, Inc. since June 30, 2006. From July 2005 to June 2006, Mr. O’Callahan served as Chief Financial Officer of International Microcomputer Software, Inc. (now known as Broadcaster, Inc.). From 2004 through July 2005, Mr. O'Callahan provided senior financial management and Sarbanes-Oxley compliance consulting for various firms. From 2000 to 2003, Mr. O’Callahan served as Chief Financial Officer of Salon Media Group, Inc., a supplier of Internet journalism and other contentMr. O'Callahan holds a master's degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University, J.D. and B.A degrees from the University of Washington and a CPA certificate (inactive).

Mark Yahiro. Mark Yahiro has served as Senior Vice President of Marketing and Business Development for PureDepth, Inc. (the California corporation) since February, 2006. From 1998 to 2002, Mark Yahiro served as the President of Pulse Entertainment, and from 2002-2004 served as the President and Chief Executive Officer of the company where he was responsible for leading the company in their web and mobile solutions - including partnerships with Warner Bros., IBM, Hitachi, SBC, Coca-Cola and Anheuser-Busch. Mr. Yahiro joined Pulse from Hitachi PC, where he was the Vice President of Strategic Marketing and Business Development and helped launch the company to become one of the fastest growing PC brands in the U.S. Mr. Yahiro also secured the first commercial license of Mosaic (later becoming Netscape) for the Santa Cruz Operation in 1993. Mr. Yahiro holds B.S. in Software Engineering from the University of Illinois and a B.S. in engineering from the University of Illinois and an M.B.A. in International Business from DePaul University.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid to our Chief Executive Officer and to our other most highly compensated executive officers who were the only executives whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the ten-month fiscal period ended January 31, 2006.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal period ended January 31, 2006	Salary	Bonus ($)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Fred Angelopoulos (1) Chief Executive Officer and President	2006	$173,333	$25,000	0	$8,500
Kristin Bowman (2) Managing Director (New Zealand), Secretary	2006	$116,097	$18,021	0	$2,371

(1)
Mr. Angelopoulos became the Chief Executive Officer of PureDepth, Inc. (the California corporation) in April 2005, and has been the Chief Executive Officer of the Company since the March 31, 2006 merger transaction.

(2)
Ms. Bowman became the Chief Operating Officer and Secretary of PureDepth, Inc. (the California corporation) in April 2005, and has served in those capacities for the Company since the March 31, 2006 merger transaction until August 23, 2006 when she became Managing Director (New Zealand) and Secretary.

(3)	Medical and health insurance payments for Mr. Angelopoulos and Ms. Bowman in the amount of $850 and $237 per month, respectively.

Executive Compensation under the 2006 Stock Option Plan

Pursuant to certain agreements entered into with each of the optionholders under the Second Amended and Restated Executive Share Option Plan No. 3 of PureDepth, Inc. (the “Prior Plan”), effective April 2005, all of the outstanding options existing under the Prior Plan were assumed under the Company’s 2006 Stock Incentive Plan. As of October 31, 2006, and as adjusted pursuant to the merger, we have outstanding options to purchase an aggregate of 12,537,626 shares of our common stock under the 2006 Stock Incentive Plan, of which 3,971,856 have been issued to the persons named in the Summary Compensation Table.

Stock Options Granted in Fiscal 2006

The following table provides information concerning grants of options to purchase PureDepth’s common stock made during the ten-month fiscal period ended January 31, 2006, to the persons named in the Summary Compensation Table.

Option Grants in Last Fiscal Year
Individual Grants					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%	10%
Fred Angelopoulos	312,574	17.6%	$0.65	11/5/2012	$285,885	$395,927
Kristin Bowman	231,809	13.1%	$0.65	11/5/2012	$212,016	$293,625

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

No options to purchase shares of our common stock were exercised by any of the individuals named in the Summary Compensation Table during the ten-month fiscal period ended January 31, 2006. As of January 31, 2006, the following options were held by such persons (all figures have been adjusted to reflect the March 31, 2006 merger transaction):

	Number of Unexercised Securities Underlying Options at FY-End (#)
Name	Exercisable	Unexercisable	Value of Unexercised in-the-money Options at Fiscal Year End (Exercisable/Unexercisable) (1)
Fred Angelopoulos	2,960,476	-0-	$9,935,823/-0-
Kristin Bowman	1,989,892	-0-	$6,678,390/-0-

(1)
The value of unexercised in-the-money options on January 31, 2006 is determined by multiplying the number of shares issued or issuable upon exercise of the option by the difference between our closing price on November 28, 2006 or $3.64, and the per share option exercise price.

Compensation of Directors

We have provided directors with stock options or stock awards based upon various factors and not pursuant to a structured policy. Other than pursuant to current salaries for their executive positions with the Company, if applicable, or as described below, no other directors are currently compensated by the Company in consideration of their service as a director.

On May 30, 2006, we entered into a Letter of Offer Agreement with Mr. Hancock setting forth certain terms of his provision of services to us as Chairman. The Agreement expires on January 31, 2007, and calls for an annual payment of $100,000 payable in monthly installments, together with a medical insurance allowance of $450 per month. Under the Agreement, Mr. Hancock is required to perform a number of services relating to the management of the Company, including oversight of the board of directors and the executive officers of the Company. The Agreement includes standard confidentiality and non-competition provisions.

From January 2005 to May 2006, PureDepth, Inc. (the California corporation) had an informal agreement with Mr. Hancock whereby Mr. Hancock was paid $100,000 per year in director’s fees (and for January to May 2006, as Chairman’s fees), and an additional $425 per month for medical insurance, in consideration of the business development, management and executive strategy consulting services he provided to us. As Chairman of the Board, Mr. Hancock has not received stock options as compensation. For the ten months ended January 31, 2006, this compensation was $83,333 in fees and $4,250, for medical insurance. Prior to June 2005, DVIL and D H Strategies, Inc., an entity owned by Mr. Hancock, were parties to a Services Agreement. See "Certain Relationships and Transactions."

In July, 2003, DVIL, the predecessor firm to PureDepth, Inc. (the California corporation), granted Mr. Hancock, who at the time was the Chief Executive Officer of DVIL, a stock option to purchase the equivalent of 1,011,380 shares of Company common stock at an exercise price of $0.28 per share in consideration of his services as Chief Executive Officer, as adjusted for the merger. These rights continued through his employment with and the reorganization of companies in the corporate group and all options in PureDepth, Inc. were fully vested on March 31, 2006.

On March 31, 2006, we entered into an agreement with Mr. Kalow whereby we agreed to compensate Mr. Kalow an aggregate of $30,000 for his services to the Company as a director and audit committee chairman for the fiscal year. We also issued Mr. Kalow an option grant to purchase 232,933 shares of our common stock at an exercise price of approximately $0.44 as an inducement to join our Board of Directors. Mr. Kalow will receive fees for attendance at any meeting of the Board or any committee of the Board, a rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. On August 5, 2006, Mr. Kalow received an option grant of 167,067 shares. The grant issuance will occur in five tranches with approximately 1/5 of the total stock options involved issuing at the closing price on five dates: August 4, September 5, October 5, November 6, and December 5, 2006. The options issued in these tranches total 100,200 as of October 31, 2006. The option grants have an exercise price equal to the closing price of the Company’s common stock on such date as reported by the OTC Bulletin Board per share with a ten year term and otherwise subject to the PureDepth, Inc. stock option plan. The shares subject to the options will vest with 1/6 of all grants vesting on December 30, 2006, and 1/12 at quarterly intervals thereafter over three years concluding June 30, 2009.

On September 7, 2006, the Board of Directors appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board. Each of Mr. Floisand and Mr. Marcus will receive an annual fee of $20,000 as director payable in semi-annual installments and at the beginning of each semi annual period. In addition to the annual fee, each director will receive fees for attendance at any meeting of the Board or any committee of the Board, a rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. Mr. Marcus will receive an additional annual fee of $5,000 for serving as Chairman of the Compensation Committee. The Board granted each director an option (the “Initial Option”) to purchase an aggregate of 100,000 shares of our common stock pursuant to our 2006 Stock Incentive Plan ("Plan"). The Initial Option will be issued in five equal tranches of 20,000 shares on the following dates: September 7, October 5, November 6, December 5, 2006 and January 5, 2007. The options issued in these tranches total 80,000 for both directors as of October 31, 2006. The shares subject to the Initial Option granted on each such date will have an exercise price equal to the closing price of the Company’s common stock on such date as reported by the OTC Bulletin Board. Vested shares subject to the Initial Option may be exercised within seven years from the effective date of the director’s appointment and will be subject to the terms and conditions of the Plan and any associated stock option agreement. The shares subject to the Initial Option vest over three years, with one-sixth of the shares subject to the Initial Option vesting six months from the date of appointment, and one-twelfth of the shares subject to the Initial Option vesting each quarter thereafter. Each director will also be issued an option to purchase additional 100,000 shares six months from the date of appointment, which option will have the same vesting schedule and terms and conditions as the Initial Option.

Employment Agreements with Executives

Chief Executive Officer

We entered into an Executive Employment Agreement (the “Agreement”) with Fred Angelopoulos as Chief Executive Officer on November 10, 2006, setting forth the current terms of his employment. Pursuant to the terms of the Agreement, Mr. Angelopoulos is entitled to receive an annual salary of $250,000 and is eligible to participate in the Company’s senior management bonus program. In the event of involuntarily termination without cause or voluntary termination for good reason, Mr. Angelopoulos will receive nine months base salary, two years of health benefit reimbursement and vesting of certain options as defined in the agreement as severance. Under the bonus plan, Mr. Angelopoulos is eligible to receive a bonus of up to fifty percent (50%) of his base salary, one-half of which will be based on the accomplishment of specific plan performance objectives and one-half of which will be based on subjective factors determined by the Company’s board of directors. Under the agreement, Mr. Angelopoulos is required to exercise certain existing options pursuant to a fixed exercise schedule, and is required to observe agreed-upon limits on selling of shares of Company stock.

Managing Director (New Zealand)/Secretary

We entered into an Executive Employment Agreement with Kristin Bowman setting forth the provision of services by Ms. Bowman in her capacity as Chief Operating Officer and Secretary. The term of the Agreement commenced on April 1, 2005 and continues until terminated by either party, and initially obligated the Company to pay Ms. Bowman an annual base salary of NZ$175,000 (increased on November 2005 to NZ$250,000 and March 2006 to approximately NZ$257,642 or $164,000) and annual bonuses of up to NZ$25,000 (approximately US$16,500). Additionally, Ms. Bowman became entitled to the greater of (i) 4 months’ base salary or (ii) any payments, benefits or the net value of existing options held by Ms. Bowman upon completion of one year of service with the Company and the merger with Diamond One, Inc. Additionally, prior to this agreement, Ms. Bowman received options to purchase 1,989,892 shares of the Company’s common stock at an exercise price of $0.28 per share. Ms. Bowman’s title was changed to Managing Director (New Zealand) to reflect current responsibilities on August 23, 2006. The agreement was not otherwise modified at this time.

Ms. Bowman is currently eligible to participate in the Company’s senior management bonus program. Under the senior management bonus plan for FY 2007, Ms. Bowman is eligible to receive a bonus of up to fifty percent (50%) of her base salary, one-half of which will be based on the accomplishment of specific plan performance objectives and one-half of which will be based on subjective factors determined by the Company’s board of directors.

The Agreement is governed by New Zealand law, and includes standard confidentiality provisions and a 6-month non-competition and non-solicitation provision. The Agreement is terminable upon 4-months’ notice, or by the Company in the event of misconduct, poor performance or other justifiable reason, without notice. In the event Ms. Bowman is constructively terminated due to a reorganization (or certain other similar situations), she will be entitled to the greater of (i) four months of base salary or (ii) any payments, benefits or the net value of any incentives that the executive has become entitled to in connection with certain transactions.

Chief Financial Officer

We entered into an Executive Employment Agreement with Robert O’Callahan setting forth his employment as Chief Executive Officer on November 3, 2006. The Agreement provides for an annual salary of $150,000, participation in the senior management bonus program, four months of severance in most circumstances and the issuance of 500,000 stock options. On August 5, 2006, Mr. O’Callahan received the option grant of 500,000 shares. The grant issuance will occur in five tranches with 1/5 of the total stock options involved issuing at the closing price on five dates: August 4, September 5, October 5, November 6, and December 5, 2006. The options issued in these tranches total 300,000 as of October 31, 2006. The option grants have an exercise price equal to the closing price of the our common stock on such date as reported by the OTC Bulletin Board per share with a ten year term and otherwise subject to the PureDepth, Inc. stock option plan. The shares subject to the options will vest with 1/6 of all grants vesting on December 30, 2006, and 1/12 at quarterly intervals thereafter over three years concluding June 30, 2009.

Senior Vice President of Marketing and Business Development

We entered into an Executive Employment Agreement with Mark Yahiro setting forth the provision of services by Mr. Yahiro in his capacity as Senior Vice President of Marketing and Business Development. The term of the Agreement commenced on February 1, 2006 and continues until terminated by either party, and obligates the Company to pay Mr. Yahiro an annual base salary of $164,000, a signing bonus of $30,500 plus $950 per month health care reimbursement. Additionally, prior to the February 2006 agreement Mr. Yahiro received options to purchase 1,480,238 shares of the Company’s common stock at an exercise price of $0.28 per share. These rights continued through his employment with and the reorganization of companies in the corporate group and these options in PureDepth, Inc. were fully vested on March 31, 2006. The Agreement includes standard confidentiality and assignment-of-invention provisions and a 6-month non-competition and non-solicitation provision. The Agreement is terminable upon 4-months’ notice, or by the Company in the event of misconduct, poor performance or other justifiable reason, without notice. The employment agreement was initially with PureDepth Incorporated Limited but was transferred to PureDepth, Inc. during February 2006.

Mr. Yahiro is currently eligible to participate in the Company’s senior management bonus program. Under the bonus plan for FY 2007, Mr. Yahiro is eligible to receive a bonus of up to fifty percent (50%) of his base salary, one-half of which will be based on the accomplishment of specific plan performance objectives and one-half of which will be based on subjective factors determined by the Company’s board of directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company’s outstanding common stock as of November 28, 2006 by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, (ii) each director of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares. Except as otherwise indicated, the address of the security and stockholders listed below is 255 Shoreline Drive, Suite 610, Redwood City, California 94065.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#) (1)	Percentage of Common Stock Beneficially Owned (%) (1)
Fred Angelopoulos (2)	2,960,476	4.5%
David Hancock (3)	2,022,760	3.1%
Kristin Bowman (2) 24 Morrin Road Panmure, Auckland New Zealand	1,989,892	3.0%
John Floisand	*	*
Mark Kalow (4)	244,111	*
K One W One Limited (5) c/o BDO Spicers, 120 Albert Street Auckland, New Zealand	37,548,704	57.2%
Tom Marcus	*	*
Robert O’Callahan(6)	83,333	*
Vision Opportunity Master Fund, Ltd. (7) 317 Madison Avenue, Suite 1220 New York, NY 10017	7,603,188	11.6%
Mark Yahiro	1,480,238	2.3%
All current executive officers and directors as a group (8)	8,780,810	13.4%

* Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Consists of shares issuable upon the exercise of stock options that are currently exercisable.

(3)	Includes 1,011,380 outstanding shares and 1,011,380 common shares issuable upon the exercise of currently exercisable stock options.

(4)	Consists of shares issuable upon the exercise of stock options within 60 days of the date hereof.

(5)	Includes 35,780,006 outstanding shares and 1,768,698 common shares that are issuable upon exercise of currently exercisable warrants.

(6)	Consists of shares issuable upon the exercise of stock options within 60 days of the date hereof.

(7)	Includes 4,511,402 outstanding shares and 3,091,786 common shares issuable upon exercise of currently exercisable warrants.

(8)
Includes the information in the notes above. Includes Messrs. Angelopoulos, Hancock, Floisand, Kalow, Marcus, O’Callahan, Yahiro and Ms. Bowman. Includes 7,769,430 shares issuable upon exercise of stock options held by the executive officers and directors within 60 days of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 30, 2006, we entered into a Letter of Offer Agreement with Mr. Hancock setting forth certain terms of his provision of services to the Company as Chairman. The Agreement expires by its terms on January 31, 2007, and calls for an annual payment of $100,000 payable in monthly installments, together with a medical insurance allowance of $450 per month. Under the Agreement, Mr. Hancock is required to perform a number of services relating to the management of the Company, including oversight of the Board of Directors and the executive officers of the Company. The Agreement includes standard confidentiality and non-competition provisions.

On February 4, 2004, DVIL, the Company’s predecessor-in-interest entered into a Services Agreement with D H Strategies, Inc., a corporation controlled by David Hancock, a director of the Company, pursuant to which D H Strategies agreed to provide business development, management and executive strategy consulting services to the Company. At the time the parties entered into the agreement, Mr. Hancock was the Chief Executive Officer of DVIL. The term of the Services Agreement commenced in June 2003 and concluded in June 2004 (but was then extended to June 2005), and required D H Strategies to assist us in developing a business plan and budget, locating and putting into place a management team, commencing and streamlining operations and addressing regulatory issues and numerous other duties. In consideration for these services, D H Strategies received aggregate consulting fees of approximately $356,000 from February 2003 to March 2005. For the ten months ended January 31, 2006, Mr. Hancock’s compensation was $83,333 and $4,250. Additionally, DVIL issued David Hancock, as principal of D H Strategies, options under its stock option plan to purchase an aggregate of 2,202,260 shares of our common stock. Half of these were exercised in September 2004 at $0.10 NZD (approximately $0.07 USD) per share. The remaining options to purchase 1,011,330 shares were issued at an exercise price of $0.28 per share.

These option rights continued through his employment with DVIL and the reorganization of companies in the corporate group as on September 12, 2005. PureDepth, Inc. (the California corporation) entered into an Agreement for the Exchange of the Shares in PureDepth Limited with Mr. Hancock, whereby Mr. Hancock exchanged all of his outstanding shares in PureDepth Limited (one of the PureDepth group entities) for 1,011,380 shares of our common stock (which figures have been adjusted to reflect to the March 31, 2006 merger transaction). Pursuant to this transaction, PureDepth (the California corporation) acquired all of the outstanding capital stock of PureDepth Limited not previously held by it, resulting in PureDepth Limited becoming a wholly owned subsidiary of PureDepth, Inc. These options in PureDepth, Inc. were fully vested on March 31, 2006.

From April 2003 through December, 2005 (including prior to the reorganization of the PureDepth Group and incorporation of PureDepth, Inc., the California corporation), we received loans from K1W1, our majority stockholder, in the aggregate amount of approximately US$5,221,768. Each of these loans accrued interest at a rate of 10% per annum. These loans have been converted into our equity securities as follows:

•	on March 31, 2005, $2,704,784 was converted into 1,545,560 shares of DVIL (which, after adjustment to reflect the March 31, 2006 merger transaction, represents 3,539,656 shares of our common stock);

•
on July 19, 2005, $2,119,506 (NZ$2,700,000) was converted into 2,700,000 shares of PureDepth Limited (which, after adjustment to reflect the March 31, 2006 merger transaction, represents 6,183,567 shares of our common stock); and

•
on February 23, 2006, $772,286 was converted into equity securities of PureDepth, Inc. (the California corporation) (which, after adjustment to reflect the March 31, 2006 merger transaction, represents 1,768,697 shares of our common stock, A-Warrants to purchase up to 884,349 common shares at $1.20 per share, and B-Warrants to purchase up to 884,349 common shares at $0.87 per share).

At the time of each of the conversions, K1W1 agreed to forgive interest accrued on the loan amounts so converted.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Since May 11, 2006, our common stock has traded on the OTC Bulletin Board under the symbol “PDEP.” Prior to that date, the Company’s common stock traded on the OTC Bulletin Board under the symbol “DMDO.” The following table lists the high and low bid price for our common stock as quoted on the OTC Bulletin Board during each quarter within the last two fiscal years, plus the first three quarters of the fiscal year ending January 31, 2007:

	Price Range
Quarter Ended	High	Low
October 31, 2006	$3.45	$1.97
July 31, 2006	2.34	1.45
April 30, 2006	2.15	1.30

January 31, 2006	1.75	0.20
October 31, 2005	0.575	0.15
July 31, 2005	0.15	0.15
April 30, 2005	0.15	0.15

January 31, 2005	0.15	0.15
October 31, 2004	0.15	0.15
July 31, 2004	0.15	0.15
April 30, 2004	0.15	0.15

The quotations from the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. Throughout the periods indicated above, trading in our common stock was sporadic, exemplified by low trading volume and many days during which no trades occurred.

Record Holders

As of October 31, 2006 there were approximately 289 holders of record of our common stock.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

Equity Compensation Plan Information

The following table sets forth, as of January 31, 2006, the (i) number of securities to be issued upon the exercise of outstanding options, warrants and rights issued under equity compensation plans of the Company, (ii) the weighted-average exercise price of such options, warrants and rights, and (iii) the number of securities remaining available for future issuance under the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding (a)) (c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	12,450,569	$0.283	1,290,691

Total	12,450,569	$0.283	1,290,691

CHANGES IN OUR CERTIFYING ACCOUNTANT

Effective April 10, 2006, Comiskey & Company, P.C. resigned as our principal independent accountant. Comiskey & Company served as principal independent accountant to Diamond One in connection with the filing of the Company’s original Registration Statement on Form SB-2 (filed with the SEC on March 4, 2004, with the audit relating to the period from the inception of Diamond One through fiscal 2004) and thereafter through fiscal 2005. Comiskey & Company’s resignation was due to independence concerns relating to a prior consulting arrangement it had entered into with the PureDepth, Inc. (the California corporation) prior to the March 31, 2006 merger transaction. Comiskey & Company’s independent auditor’s report dated March 23, 2006, furnished in connection with Diamond One’s Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006 (filed on March 30, 2006) contained an opinion raising substantial doubt about Diamond One’s ability to continue as a going concern. There were not, during our two most recent fiscal years and any subsequent interim period preceding such resignation, any disagreements with Comiskey & Company relating to accounting principles or practice, financial statements or disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of Comiskey & Company would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

We provided Comiskey & Company with a copy of our disclosure with regard to their resignation and requested that it furnish us a letter addressed to the SEC stating whether or not it agreed with the disclosure. A copy of Comiskey & Company’s letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2006.

We have engaged Mark Bailey & Company, Ltd. to serve as our new independent public accounting firm. Mark Bailey & Company, Ltd. conducted the audit of the PureDepth Group in connection with the March 31, 2006 merger transaction, and is familiar with the Company’s business.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders. With respect to the shares offered hereby that are issuable upon exercise of warrants, we would receive gross proceeds of approximately $22,000,000 assuming the exercise of all such warrants. To the extent any of these warrants are exercised, we intend to use any such proceeds for general working capital.

SELLING STOCKHOLDERS

The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of November 28, 2006, based on information available us, and after this offering. Except as indicated in the table and accompanying footnotes, the selling stockholders are offering all of the shares of common stock, owned by them or issuable to them upon the exercise of warrants described herein, covered by the registration statement of which this prospectus is a part. This prospectus covers the resale by the selling stockholders identified below of a total 64,435,988 shares of our common stock, which figure includes 19,722,043 shares issuable upon the exercise of warrants.

Selling Stockholder	Shares Beneficially Owned Before Offering	Number of Outstanding Shares of Common Stock Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Number of Shares Offered by Selling Stockholder Registered Hereunder (1)
K ONE W ONE LIMITED	37,548,704	18,774,352	1,768,698	20,543,050
GABRIEL ENGEL	112,823	112,823	0	112,823
DAVID HANCOCK	1,011,380	1,011,380	0	1,011,380
HAMISH MCLEOD(2)	72,829	72,829	0	72,829
GULF COAST CAPITAL, LLC	750,000	750,000	0	750,000
JEFF CHATFIELD	750,000	750,000	0	750,000
THEODORE G. DONNELL TRUST	28,629	17,177	11,452	28,629
PETER G DOYLE	687,125	453,524	233,601	687,125
PETER G DOYLE IRA	343,532	229,021	114,511	343,532
PHILLIP GIGLIO	91,608	45,804	45,804	91,608
DAVID GOODMAN	91,564	45,782	45,782	91,564
THE GUNTHER 93 FAMILY TRUST	286,276	171,766	114,510	286,276
GARY A HOFFMAN	22,903	11,451	11,452	22,903
IG FAMILY LIMITED LIABILITY LIMITED PARTNERSHIP	637,064	408,042	229,022	637,064
DANIEL E KERN	515,298	343,532	171,766	515,298
TODD KNODEL	57,255	34,353	22,902	57,255
ANNA F NOBLE	22,903	11,451	11,452	22,903
NORTHWEST AUTO GROUP LTD.	52,680	29,772	22,908	52,680
ONITA E PADILLA	45,804	22,902	22,902	45,804
TRACY ANN PADILLA	22,903	11,451	11,452	22,903
ROBERT C PALMER	91,608	45,804	45,804	91,608
THERESA D PALMER	91,608	45,804	45,804	91,608
JOHN H & MARTHA L PIEPER CHARITABLE	286,275	171,765	114,510	286,275
JOHN H PIEPER REVOCABLE TRUST U/A, DTD 9/9/1994	236,275	121,765	114,510	236,275
JAMES P RADTKE	103,059	68,706	34,353	103,059
WILLIAM J RAWALD	51,530	34,353	17,177	51,530
SCG CAPITAL, LLC	637,064	408,042	229,022	637,064
ANDY SECHER	137,412	68,706	68,706	137,412
DAVID E SOBECK	57,255	34,353	22,902	57,255
JAZATHER P THOMPSON	57,255	34,353	22,902	57,255
FISERV ISS & CO FBO JOSEPH M WARD, JR	204,599	102,299	102,300	204,599
THE RICHARD ARONOW TRUST	1,431,381	858,829	572,552	1,431,381
LANCE BARAL AND SUSAN REISINGER	343,532	229,021	114,511	343,532
BRIAN BARISH	1,431,381	858,829	572,552	1,431,381
MICHAEL S BARISH	1,431,381	858,829	572,552	1,431,381
JAVIER BAZ	458,044	286,277	171,767	458,044
CLYDE DAVID CALLAHAM	1,717,658	1,145,105	572,553	1,717,658
DEVRON H AND VALERIE C CHAR, JT	114,510	68,706	45,804	114,510

FREDERIC CHUSSID	137,412	68,706	68,706	137,412
CHRISTOPHER T DAHL	57,255	34,353	22,902	57,255
JOHN FICHTHORN	169,021	54,511	114,510	169,021
JOHN M GANTNER	229,020	137,412	91,608	229,020
HENRY S GILBERT	137,412	68,706	68,706	137,412
ROBERT E GILBERT	160,315	80,157	80,158	160,315
GRUBER MCBAINE INTERNATIONAL	973,340	584,004	389,336	973,340
JON D AND LINDA W GRUBER TRUST	835,926	501,556	334,370	835,926
RESOURCES TRUST CO. FBO: ROBERT HILL	572,554	343,532	229,022	572,554
DAVID HIRSHON AND SUSAN GILBERT HIRSHON	137,412	68,706	68,706	137,412
INDUSTRICORP & CO INC FBO 1561000091	572,554	343,532	229,022	572,554
IROQUOIS MASTER FUND LTD	1,145,105	572,553	572,552	1,145,105
LMB INVESTMENTS, LLC.	57,255	0	57,255	57,255
LAGUNITAS PARTNERS LP	3,607,080	2,164,248	1,442,832	3,607,080
LEWIS OPPORTUNITY FUND LP	1,064,947	646,984	417,963	1,064,947
PAUL W LEWIS	143,139	85,883	57,256	143,139
ROGER P MAY(3)	1,626,276	181,766	1,444,510	1,626,276
WMS ENTERPRISES, LLC(3)	96,811	0	96,811	96,811
J PATTERSON MCBAINE	309,179	185,507	123,672	309,179
OMICRON MASTER TRUST (4)	391,168	0	391,168	391,168
DANIEL S AND PATRICE M PERKINS JTWROS	171,765	103,059	68,706	171,765
RICHARD W PERKINS, TRUSTEE, U/A 06/14/78	286,276	171,766	114,510	286,276
PIPER JAFFRAY & CO AS CUST FBO MARK L BEESE IRA	28,629	17,177	11,452	28,629
PIPER JAFFRAY & CO AS CUST FBO JAMES G PETERS IRA	85,884	51,530	34,354	85,884
PIPER JAFFRAY & CO AS CUST FBO DAVID H POTTER IRA	171,765	103,059	68,706	171,765
PORTSIDE GROWTH & OPPORTUNITY (5)	391,187	391,187	0	391,187
ROCKMORE INVESTMENT MASTER FUND (6)	362,750	181,366	181,384	362,750
ROBERT W RHEINGROVER	114,510	68,706	45,804	114,510
LEAH KAPLAN-SAMUELS AND LEONARD SAMUELS, JTWROS	572,554	343,532	229,022	572,554
L G SCHAFRAN	171,765	103,059	68,706	171,765
JEFFREY H SETLIN	412,237	206,119	206,118	412,237
H L SEVERANCE INC PENSION PLAN & TRUST	229,020	137,412	91,608	229,020
H L SEVERANCE, INC PROFIT SHARING PLAN TRUST	515,296	309,178	206,118	515,296
H LEIGH SEVERANCE	858,830	515,298	343,532	858,830
ALAN TALESNICK	229,021	114,511	114,510	229,021
JACK R THOMPSON	171,765	103,059	68,706	171,765
CHRIS WROLSTAD	143,139	85,883	57,256	143,139
VISION OPPORTUNITY MASTER FUND LTD	7,643,188	4,551,402	3,091,786	7,643,188
ACHVA V'REIS	400,787	200,393	200,394	400,787
CHARLES A BITTNER	45,804	22,902	22,902	45,804
RONALD D BITTNER	45,804	22,902	22,902	45,804
BRIO CAPITAL LP	246,276	131,766	114,510	246,276
KAMM TRUST	45,804	22,902	22,902	45,804
SHMUEL LUNGER	22,903	11,451	11,452	22,903
KENNETH D MORRIS	91,608	45,804	45,804	91,608
KURT SCHNEITER	143,139	85,883	57,256	143,139
MICHAEL SOBECK	114,510	68,706	45,804	114,510
MICHAEL E & SUZANNE D LYNGAAS	916,086	458,042	458,044	916,086
RAY A PADILLA AND ONITA E PADILLA	45,804	22,902	22,902	45,804
NIGEL V ALEXANDER	114,510	68,706	45,804	114,510
ROBERT W. DOYLE	13,680	13,680	0	13,680
LAZARUS INVESTMENT PARTNERS LLLP	913,794	456,897	456,897	913,794
LAM OPPORTUNITY FUND LP	80,158	40,079	40,079	80,158
THE C. DAVID CALLAHAM IRREVOCABLE DYNASTIC TRUST	1,145,106	572,553	572,553	1,145,106
NITE CAPITAL LP	40,000	40,000	0	40,000

TOTALS	81,441,642	44,713,945	19,722,043	64,435,988

(1)	Assumes the exercise of all outstanding A-, B-, C- or D-warrants held by such selling stockholder.

(2)	Includes options to purchase 72,828 shares of common stock at an exercise price of $0.28 per share.

(3)	Includes C-warrants to purchase 1,082,811 shares of common stock at an exercise price of $0.44 issued in consideration of services to the Company as a finder.

(4)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(5)
Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, L.L.C. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares offered by Portside Growth and Opportunity Fund through this prospectus and will receive no compensation whatsoever in connection with the sale of shares by Portside Growth and Opportunity Fund through this prospectus.

(6)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 4, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for the purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and obtained.

We will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of: (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement; or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 85,403,142 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company, as defined in the Securities Act.

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.

In general, under Rule 144 (as currently in effect) any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the OTC Bulletin Board market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF SECURITIES

Common Stock

All shares of our common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by our stockholders. The shares of common stock do not entitle their holders to any preemptive, subscription, conversion or redemption rights, and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect our entire Board of Directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each stockholder is entitled to receive a proportionate share of the assets available for distribution to stockholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock. Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available for dividends. This is after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors. All issued and outstanding shares of our common stock are fully paid and non-assessable.

The transfer agent and registrar for our common stock is TranShare, 5105 DTC Parkway, Suite 325, Greenwood Village, Colorado 80111. Telephone: (303) 662-1112.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the board of directors, except that no holder of preferred stock will have preemptive rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of investors purchasing shares in this offering and may dilute the book value of the Company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his or her position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon by DLA Piper US LLP, East Palo Alto, California.

EXPERTS

The financial statements of PureDepth, Inc. as of January 31, 2006 and March 31, 2005, included in this prospectus, have been included herein in reliance on the report of Mark Bailey & Company, Ltd.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Audited Financial Statements for the periods ended January 31, 2006

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheet	F-2

Consolidated Statements of Operations and Comprehensive Income	F-3

Statement of Changes in Stockholders’ Equity	F-4

Statements of Cash Flow	F-5

Notes to Financial Statements	F-7

Proforma Financial Statements

Proforma Financial Statements	F-25

Unaudited Financial Statements for the periods ended July 31, 2006

Unaudited Balance Sheet	F-30

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss)	F-31

Unaudited Condensed Consolidated Statements of Cash Flows	F-32

Notes to Unaudited Financial Statements	F-33

MARK BAILEY Certified Public Accountants Management Consultants Office Address: 1495 Ridgeview Drive, Ste. 200 Reno, Nevada 89509.6634 Mark A. Bailey, CPA/ABV	Phone: 775/332.4200 Fax: 775/332.4210 E-Fax: 775/201.0907 E-mail: markbailey@markbaileyco.com

Report of Independent Registered Public Accounting Firm

October 9, 2006

To the Board of Directors and Shareholders of Puredepth, Inc.

We have audited the accompanying balance sheet of PureDepth, Inc.(Company) and its subsidiaries (a company in the development stage) as of January 31, 2006, and the related statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries and predecessor entities (as described in Note 1 and 2 to the financial statements) for the ten months ended January 31, 2006, the year ended March 31, 2005, and from inception (May 5, 1999) to date. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our report dated May 30, 2006, we issued an unqualified opinion on the accompanying balance sheet as of January 31, 2006 and the related statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries and predecessor entities (as described in Note 1 and 2 to the financial statements) for the ten months ended January 31, 2006 and the year ended March 31, 2005. In that report, we disclaimed an opinion on the financial statements from inception (May 5, 1999).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PureDepth, Inc. (a development stage company) and its subsidiaries as of January 31, 2006, and the results of its operations and its cash flow of the Company and its subsidiaries and predecessor entities for the ten months ended January 31, 2006, year ended March 31, 2005 and inception to date, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that PureDepth, Inc. (a development stage company) will continue as a going concern. As discussed in Note 12 to the accompanying financial statements, PureDepth, Inc. has suffered losses during the periods presented, including from its inception, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mark Bailey & Company, Ltd.
Mark Bailey & Company, Ltd.
Reno, Nevada

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

January 31, 2006
ASSETS

Current Assets
Cash	$857,998
Accounts receivable
(net of allowance for doubtful accounts of $7,362)	71,995
Prepaid expenses	53,484
Total current assets	983,477

Property and Equipment, (net)	160,380

Other Assets
Intellectual property (net)	2,544,422

Total assets	$3,688,279

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$292,376
Accrued expenses	34,058
Accrued payroll and related expenses	50,712
Accrued interest	5,138
Related party note payable	774,330
Current portion - notes payable	137,908
Total current liabilities	1,294,522

Long Term Liabilities
Note payable	554,553
Total long term liabilities	554,553

Commitments and Contingencies	-

Stockholders' Equity
Common stock, no par value, 30,000,000 shares
authorized, 16,712,769
shares issued and outstanding	15,075,180
Stock subscriptions received	350,000
Paid in capital from stock options	2,007,722
Accumulated other comprehensive loss	(744,033)
Deficit accumulated during development stage	(14,849,665)
Total stockholders' equity	1,839,204

Total liabilities and stockholders' equity	$3,688,279

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Ten months ended	Year ended	Inception to
	January 31, 2006	March 31, 2005	Date
Revenue

Net sales	$-	$-	$-

Operating expenses
Depreciation and amortization	376,355	406,246	2,392,977
Research and development	965,966	613,417	3,970,282
Loss on fixed asset disposal	94,285	15,073	111,194
Sales and marketing	465,927	1,157,109	3,624,754
Professional fees	455,410	483,548	1,572,176
General and administrative	2,295,722	1,035,132	5,898,094

Total operating expenses	4,653,665	3,710,525	17,569,477

Loss from operations	(4,653,665)	(3,710,525)	(17,569,477)

Other income (expense)
Interest income	1,499	2,529	46,396
Interest expense	(79,710)	(240,657)	(998,808)
Foreign exchange loss	(29,815)	(98,548)	398,858
Grant receipts	102,899	90,278	598,754
Other income	25,847	2,093,139	2,674,611

Total other income	20,720	1,846,741	2,719,812

Loss before income taxes	(4,632,945)	(1,863,784)	(14,849,665)

Income tax provision	-	-	-

Net loss	$(4,632,945)	$(1,863,784)	$(14,849,665)

Net loss per share, basic and diluted	$(0.33)	$(0.17)	$(2.57)

Weighted average shares outstanding	13,887,002	10,658,375	5,778,433

Comprehensive Loss

Net Loss, per Statement of Operations	$(4,632,945)	$(1,863,784)	$(14,849,665)

Foreign exchange gain / (loss)	12,913	(48,178)	(744,033)

Comprehensive net loss	$(4,620,032)	$(1,911,962)	$(15,593,698)

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES OF STOCKHOLDERS’ EQUITY
FROM DATE OF INCEPTION (MAY 5, 1999 to JANUARY 31, 2006)

	Number of shares	Capital Stock	Subscribed capital	Paid in capital - Stock options	Deficit accumulated during development stage	Other comprehensive income	TOTAL

Balance, DVIL at March 31, 1999	-	$-	$-	$-	$-	$-	$-
Issuance of shares for cash in Deep Video Imaging Limited (DVIL) at $0.56 per share in May 1999	647,789	360,818					360,818
Issuance of shares for cash in DVIL at $0.54 per share in June 1999	56,488	30,238					30,238
Issuance of shares for cash in DVIL at $0.50 per share in December 1999	241,099	119,537					119,537
Foreign exchange translation						(25,595)	(25,595)
Net loss, DVIL, for year ended March 31, 2000					(308,321)		(308,321)
Balance, DVIL at March 31, 2000	945,376	$510,593	$-	$-	$(308,321)	$(25,595)	$176,677

Issuance of shares for cash in DVIL at $4.76 per share in May 2000	136,066	647,951					647,951
Issuance of shares for cash in DVIL at $3.99 per share in October 2000	229,081	913,948					913,948
Issuance of shares for cash in DVIL at $4.30 per share in February 2001	32,190	138,295					138,295
Foreign exchange translation						(68,036)	(68,036)
Net loss, DVIL, for year ended March 31, 2001					(936,275)		(936,275)
Balance, DVIL at March 31, 2001	1,342,713	$2,210,787	$-	$-	$(1,244,596)	$(93,631)	$872,560

Foreign exchange translation						(33,505)	(33,505)
Net loss, DVIL, for year ended March 31, 2002					(2,226,948)		(2,226,948)
Balance, DVIL at March 31, 2002	1,342,713	$2,210,787			$(3,471,544)	$(127,136)	$(1,387,892)

Issuance of shares for cash in DVIL at $6.22 per share in December 2002	249,624	1,551,425					1,551,425
Foreign exchange translation						(477,090)	(477,090)
Net loss, DVIL, for year ended March 31, 2003					(2,088,816)		(2,088,816)
Balance, DVIL at March 31, 2003	1,592,337	$3,762,212	$-	$-	$(5,560,360)	$(604,225)	$(2,402,373)

Issuance of shares for cash in DVIL at $2.63 per share in July 2003	1,811,919	4,773,051					4,773,051
Issuance of stock options for compensation				548,997			548,997
Foreign exchange translation						(104,544)	(104,544)
Net loss, DVIL, for year ended March 31, 2004					(2,792,576)		(2,792,576)
Balance, DVIL at March 31, 2004	3,404,256	8,535,263	-	548,997	(8,352,936)	(708,769)	22,556

Issuance of shares in exchange for extinguishment of related party notes payable at $1.75 per share in March 2005	1,545,560	2,704,782					2,704,782
Issuance of stock options for compensation				803,738			803,738
Net loss for the year ended 3/31/05					(1,863,784)		(1,863,784)
Foreign exchange translation						(48,178)	(48,178)
Balance DVIL at March 31, 2005	4,949,816	$11,240,045	$-	$1,352,735	$(10,216,720)	$(756,947)	$1,619,114

Issuance of shares of PDL in exchange for extinguishment of related party notes payable at $0.785 per share in July 2005	2,700,000	2,119,506					2,119,506
Shares issued in PDL for option exercise at $1.36 per share in July, 2005	441,610	602,734		(590,202)			12,532
Shares of DVIL exchanged for shares of PureDepth Limited (PDL)	(4,949,816)
Issuance of PDL shares in exchange for net equity of DVIL group in September 2005	12,200,001						-
Issuance of stock options for compensation				1,245,189			1,245,189
Cancellation of outstanding shares of PDL in July, 2005	(15,341,611)
Issuance of Company stock in exchange for cancelled shares of PDL, September, 2005	15,341,611
Subscriptions received and shares issued for units in private placement at $2.00 per unit, each unit consisting of 2 shares of common stock, a warrant to purchase an additional share at $2.75 and an additional share $2.00, net of related issuance cost in January 2006	1,371,158	1,112,895	350,000				1,462,895
Net loss for the year ended 1/31/06					(4,632,945)		(4,632,945)

Foreign exchange translation						12,913	12,913
Balance, PureDepth, Inc. at January 31, 2006	16,712,769	$15,075,180	$350,000	$2,007,722	$(14,849,665)	$(744,033)	$1,839,204

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOW

			Inception
	Ten months ended	Year ended	to
	January 31, 2006	March 31, 2005	Date

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,632,945)	$(1,863,784)	$(14,849,665)
Adjustments to reconcile net loss to net
cash flows from operating activities:
Depreciation and amortization	376,355	406,246	2,392,977
Loss on disposal of assets	94,285	15,073	111,194
Non-cash compensation expense	1,257,721	803,738	2,610,456
Non-cash interest	-	145,090	145,090
Foreign exchange (gain) / loss	29,815	98,548	(398,858)
Changes in operating assets and liabilities:
Accounts receivable	(24,064)	11,009	(71,995)
Prepaid expenses	(606)	(33,434)	(53,484)
Accounts payable	(22,289)	31,919	292,376
Accrued expenses	37,569	(45,775)	84,770
Accrued interest	(7,147)	11,989	5,138
Net cash used in operating activities	(2,891,306)	(419,381)	(9,723,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(79,392)	(239,367)	(1,063,695)
Expenditures for intellectual property	(289,059)	(324,748)	(2,887,449)

Net cash used in investing activities	(368,451)	(564,115)	(3,951,144)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	1,112,895		9,660,690
Principal payments on note payable	-	(133,521)	(521,213)
Issuance of related party notes payable	2,682,775	1,107,663	5,221,768
Principal payments on related party notes	(73,227)		(73,227)
Proceeds from short term financing	65,873		65,873
Principal payments on short term financing	(36,289)		(36,289)
Stock subscriptions received	350,000		350,000

Net cash provided by financing activities	4,102,027	974,142	14,667,602

Effect of exchange rate changes on cash	(73,278)	(89,484)	(126,459)

Net increase (decrease) in cash	768,992	(98,838)	857,998

Cash, beginning of period	89,006	187,844	-

Cash, end of period	$857,998	$89,006	$857,998

SUPPLEMENTAL CASH INFORMATION:
Notes and accrued interest converted to stock	$2,119,506	$2,704,784	$4,824,290

Cash paid for interest	$76,217	$85,197	$848,580

Purchase of intellectual property via issuance of note payable	$-	$-	$1,257,929

The Company paid no income taxes for the ten months ended January 31, 2006 and year ended March 31, 2005, respectively.

The accompanying footnotes are an integral part of these financial statements.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 1   Summary of Significant Accounting Policies and Description of Business

The Company- Description of Business

PureDepth, Inc., along with our wholly owned subsidiaries, PureDepth Limited (PDL) and PureDepth Incorporated Limited (PDIL), and our predecessor parent entity, Deep Video Imaging Limited (DVIL), (collectively, the Company) develops, manufactures, markets and supports multi-layer display technology. The Company’s technology has gaming, military, automotive and handheld video display applications.

The Company is deemed a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises due to its continuing research and development activities related to making its multi-layer display technology economically viable for its targeted applications. For the period of its inception, May 5, 1999, through March 31, 2004 the Company, as a privately held entity for this period, has historically prepared its financial statements in accordance with accounting principles generally accepted in New Zealand. These principles may substantially differ from those generally accepted in the United States. The Company’s management prepared adjustments they believe necessary to conform to accounting principles generally accepted in the United States.

Fiscal Year

Until March 31, 2005 the predecessor entities of the Company used a fiscal year end of March 31. In 2006, the Company adopted a fiscal year to January 31. Unless otherwise noted, all references to the period ended 2006 are for the ten month period beginning April 1, 2005 and ended January 31, 2006.

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of PureDepth, Inc., a U.S. corporation based in California, and its wholly-owned subsidiaries, based in Auckland, New Zealand. These subsidiaries were previously owned by our predecessor, DVIL, a New Zealand corporation. Contributed assets and assumed liabilities from our predecessor entity, in exchange for stock in the current Company, have been accounted for as a reorganization of entities under common control in accordance with SFAS No. 141 Business Combinations. Accordingly, the contributed assets and assumed liabilities have been recorded at the predecessor’s historical cost basis. All significant intercompany transactions and balances have been eliminated.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year end, and the reported amounts of revenues and expenses during the fiscal year. Actual results may differ from these estimates.

Foreign Currency Translation

The functional currency of the Company and its subsidiaries is the applicable local currency in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities of the Company’s subsidiaries with functional currencies other than the U.S. dollar are translated into U.S. dollars using current rates of exchange at the balance sheet date. Revenues and expenses are translated at the weighted average exchange rates in effect for the period in which the items occur. Translation gains or losses are recorded as a separate component of stockholders’ equity and transaction gains and losses are included in other income and expenses, net.

Revenue Recognition

Revenue is derived from the sale of computer hardware products; software licenses and related services; and royalties related to licensed use of our intellectual property which include technical transfer, implementation and integration of both hardware and software solutions, post contract support, training, and consulting.

Revenue from the sale of computer hardware is recognized on a contractual basis when final products are dispatched to the customer.

Royalties derived from the licensing of our intellectual property is recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant Company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is probable. Arrangements for which the fees are not deemed probable for collection are recognized upon cash collection. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

Service revenue from consulting, technical transfer, and training is recognized as the service is performed.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

From time to time the Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their respective fair values because of the short-term maturity of these items. The carrying amount of the Company’s notes payable approximates fair value based on incremental borrowing rates for similar types of borrowing arrangements.

Research and Development Costs

Research and development costs are recognized in the period incurred in accordance with SFAS No. 2 Accounting for Research and Development Costs. Research and development expenses primarily include prototype development costs, contractor fees, and administrative expenses directly related to research and development support.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Computer equipment and software are depreciated generally over 4 years; furniture and office equipment are depreciated generally over 5 and 12 years respectively; and leasehold improvements are amortized over the estimated useful lives, or the term of the related leases, whichever is shorter. Repair and maintenance costs are charged to operations as incurred and major improvements are capitalized. The Company reviews the carrying amount of fixed assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable in accordance with SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets.

Intellectual Property

The costs of internally developing intellectual property that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole have been expensed as incurred pursuant to the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. Legal fees, registration costs, and ongoing maintenance costs relating to intellectual property are capitalized as incurred and are amortized on a straight line basis over the estimated remaining statutory lives of the patents, ranging from one to twenty years. The Company evaluates the recoverability of its intellectual property periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. No impairments of intellectual property have been identified during the periods presented.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Income Taxes

The Company provides for income taxes under the provisions of SFAS No. 109 Accounting for Income Taxes. The standard requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities for each jurisdiction are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income (Loss)

The Company reports comprehensive income / (loss) and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. The Company’s comprehensive income / (loss) is comprised of net income / (loss) and foreign currency translation adjustments.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of the Company’s receivables, net of the allowance for doubtful accounts, represents their estimated net realizable value.

The Company evaluates the collectability of accounts receivable on a customer-by-customer basis. The Company records a reserve for bad debts against amounts due to reduce the net recognized receivable to an amount the Company believes will be reasonably collected. The reserve is a discretionary amount determined from the analysis of the aging of the accounts receivables, historical experience and knowledge of specific customers.

Share-Based Payment

The Company accounts for grants under its Employee Stock Option Plan in accordance with SFAS No. 123(R), Share-Based Payment. The Company records the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award, if any, over the fair value of the original award.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses on the accompanying statement of operations. Advertising costs during fiscal 2006 and 2005 were insignificant.

Loss per Share

Basic earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss by the weighted average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income / (loss) by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. The Company excludes equity instruments from the calculation of diluted weighted average shares outstanding if the effect of including such instruments is antidilutive to earnings per share. For the periods presented all equity instruments are considered antidilutive.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (R), Share-Based Payment, which replaced SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS No. 123(R), the Company must determine the appropriate fair value method to be used for valuing share-based payments and the amortization method of compensation cost. The financial statements presented reflect the adoption of SFAS No. 123(R) for all periods.

In May 2005, the FASB issued SFAS No. 154 Accounting Changes and Error Corrections, which requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. All periods are presented in accordance with SFAS No. 154.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

In June 2005, the FASB issued FSP FAS 143-1, “Accounting for Electronic Equipment Waste Obligations” (“FSP 143-1”), which provides guidance on the accounting for certain obligations associated with the Waste Electrical and Electronic Equipment Directive (the “Directive”), adopted by the European Union (“EU”). Under the Directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the customer replaces the equipment. FSP 143-1 is required to be applied to the later of the first reporting period ending after June 8, 2005 or the date of the Directive’s adoption into law by the applicable EU member countries in which the manufacturers have significant operations. To date, FSP 143-1 has not had a material impact on its consolidated results of operations and financial condition.

Reclassifications

The company reviewed the classification of its operating expenses and other income items. As a result of the review, certain amounts have been reclassified to conform to the current presentation. The net results of the reclassifications, which primarily affected the company’s inception to date period, did not have an impact on previously reported financial position, cash flows, or results of operations. The reclassification is shown in tabular form.

PureDepth, Inc.
Reclassification of Operating Expenses & Other Income for Ten Months ended January 31, 2006, Year ended March 31, 2005 and Inception to January 31, 2006

	Ten months ended January 31, 2006			Year ended March 31, 2005			Inception to January 31, 2006
	as reported	change	as reclassified	as reported	change	as reclassified	As reported	change	as reclassified
Selected Operating Expenses
Depreciation and amortization	$ 376,355	0	$ 376,355	$ 406,246	0	$ 406,246	$ 2,350,081	$42,896	$ 2,392,977
Sales and marketing	120,721	345,206	465,927	402,892	754,217	1,157,109	1,015,247	2,609,507	3,624,754
Professional fees	455,410	0	455,410	483,548	0	483,548	1,604,952	(32,776)	1,572,176
General and administrative	3,134,053	(838,331)	2,295,722	2,114,981	(1,079,849)	1,035,132	10,656,392	(4,758,298)	5,898,094
Research and development	472,841	493,125	965,966	287,785	325,632	613,417	1,831,611	2,138,671	3,970,282

Loss from Operations	$(4,653,665)	0	$(4,653,665)	$(3,710,525)	0	$(3,710,525)	$(17,569,477)	0	$(17,569,477)

Selected Other Income/(Expense)
Grant receipts	-		-	-		-	680,775	(82,020)	598,754
Other income	-		-	-		-	2,592,591	82,020	2,674,611

Other Income/(Expense)	$20,720	0	$20,720	$1,846,741	0	$1,846,741	$2,719,812	0	$2,719,812
Net loss	$(4,632,945)	$ 0	$(4,632,945)	$(1,863,784)	$ 0	$(1,863,784)	$(14,849,665)	$ 0	$(14,849,665)
Net loss per share	$ (0.33)	$(0.00)	$ (0.33)	$ (0.17)	$(0.00)	$ (0.17)	$ (2.57)	$(0.00)	$ (2.57)

Note 2 - Company Restructuring

The Company and its wholly owned subsidiaries and predecessor entities have been held under the common control of its principal stockholder, K One W One Limited (K1W1) since its inception in May 1999 through and as of January 31, 2006.

The Company’s predecessor entity, Deep Video Imaging Limited (DVIL) was incorporated in May, 1999 as a New Zealand corporation. DVIL’s principal operations consisted of researching, developing, patenting, and trade-marking multi-layer display technology for numerous user applications.

In September, 2004 DVIL transferred its intellectual property assets to its newly formed and wholly owned subsidiary PureDepth Limited (PDL), a New Zealand corporation.

In March, 2005 DVIL transferred the remainder of its assets and liabilities, operations, and company administration to PureDepth Incorporated Limited (PDIL), a newly formed New Zealand corporation wholly owned by PDL. This transfer resulted in DVIL becoming a holding company for investments in PDL and PDIL.

In April, 2005 PDL formed PureDepth, Inc. (PDI), a wholly owned United States subsidiary incorporated in the State of California. During the ten months ended January 31, 2006 a number of stock transfers occurred between the predecessor entities and the wholly owned subsidiaries resulting in PureDepth, Inc. (the Company) becoming the parent company of the group and DVIL being excluded from the group entity.

As a result of the Company, its wholly owned subsidiaries, and predecessor entities being under the common control of its principal stockholder, K1W1, the above restructuring transactions have been accounted in the manner of a pooling of interests in accordance with SFAS No. 141 Business Combinations.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 3 - Property and equipment

Property and equipment, net, consist of the following:

	January 31,	March 31,
	2006	2005
Computer Hardware	$37,275	$120,015
Computer Software	10,485	86,706
Plant and Equipment	205,754	258,911
Less: Accumulated Depreciation	(93,134)	(195,139)
	$160,380	$270,493

Depreciation expense for 2006 and 2005 totaled $120,348 and $63,335, respectively.

Note 4 - Intellectual Property

Intellectual property consists of:

	January 31,	March 31,
	2006	2005
Patents	$1,775,313	$1,548,739
Software development costs	70,456	73,060
Other acquired intangibles	2,299,509	2,384,501
Less accumulated amortization	(1,600,856)	(1,401,242)
	$2,544,422	$2,605,058

Amortization for 2006 and 2005 totaled $256,007 and $342,911, respectively. Amortization expense for the next five years is summarized in the following table:

Year ended January 31,
2007	$288,741
2008	285,376
2009	285,376
2010	285,376
2011	285,376
Thereafter	1,114,177

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 5 -  Related Party Transactions

At April 1, 2004 the Company had convertible related party notes payable due to its majority shareholder, K1W1, totaling $1,295,552. During the twelve months ended March 31, 2005 the Company received $1,107,663 in exchange for additional notes payable. At March 31, 2005 all of the debt was exchanged for 1,545,560 shares of the Company’s common stock at $1.75 per share for total debt extinguishment of $2,704,782. For financial reporting purposes the equity amount includes forgiven accrued interest.

During the ten months ended January 31, 2006 the Company received $2,682,775 in exchange for notes payable with its majority shareholder, K1W1. During the period ended January 31, 2006 $2,119,506 of the debt was converted to 2,700,000 shares of common stock at $0.785 per share. For financial reporting purposes the equity amount includes forgiven accrued interest.

At January 31, 2006, the Company had notes payable due to K1W1 of $774,330. The loan carries an imputed interest rate of 10% and is due on demand.

In July 2005, David Hancock, Chairman, exercised options and received 441,610 shares of common stock in PDL as part of the Executive Share Option Plan No 3 issued by the predecessor company, DVIL. These shares were issued in September 2005 and immediately exchanged at fair market value for the same number of shares in the Company.

The Company has a consulting services agreement with D H Strategies, Inc. whose owner is the Company’s Chairman, David Hancock. For the periods ended January 31, 2006 and March 31, 2005 the Company paid $87,583 and $198,494, respectively related to the contract.

Note 6 -  Notes Payable

The Company had the following obligations outstanding:

January 31,
2006
Note payable, including imputed
interest at 10%, payable in equal
annual installments of $175,000
through January 31, 2011, secured
by intellectual property	$662,876

Other	29,585

Less amount classified as current:	(137,908)

Total long term debt	$554,553

   Future maturities of long term debt, exclusive of imputed interest, are as follows:

2007	$137,908
2008	119,527
2009	131,480
2010	144,628
2011	158,918

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 7 -  Stockholders’ Equity

Common stock

At March 31, 2004 there were 3,404,256 shares of common stock of the Company’s predecessor entity, DVIL and its wholly owned subsidiaries, issued and outstanding.

On March 30, 2005 DVIL issued 1,545,560 shares of its common stock at $1.75 per share to its majority shareholder, K1W1, in exchange for the extinguishment of debt totaling $2,704,782.

On July 19, 2005 PDL issued 2,700,000 shares of common stock at $0.785 per share to its majority shareholder, K1W1, in exchange for the forgiveness of debt totaling $2,119,506.

On July 19, 2005 PDL issued 441,610 shares of common stock to its Chairman at $1.36 per share for the exercise of options.

On September 15, 2005, 4,949,816 shares of DVIL common stock were effectively transferred out of the consolidated Company.

On September 15, 2005, PDL issued 12,200,001 shares of common stock in exchange for the net equity of its predecessor entity, DVIL.

On September 17, 2005 the Company issued 15,341,611 shares of common stock to the stockholders of PDL in exchange for all the outstanding shares in PDL.

On January 27, 2006 the Company issued 1,371,158 shares of common stock for cash totaling $1,112,895, net of issuance costs of $258,263, as part of a private placement offering. Each unit in the offering consists of 2 shares of common stock of the Company and one warrant to purchase an additional share of common stock at $2.75 and one warrant to purchase an additional share of common stock at $2.00 per share.

Stock subscriptions

At January 31, 2006 the Company received $350,000, net of related issuance costs, in a private placement for the subsequent issuance of 175,000 units at a price of $2 per unit. Each unit is comprised of two common shares of the Company, one three year warrant to purchase an additional share of common stock of the Company at an exercise price of $2.75, and a six month warrant to purchase an additional share of common stock of the Company at an exercise price of $2.00.

The total units available for issue in the private placement are 4,200,000, the majority of which were subscribed subsequent to January 31, 2006.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Stock option plan

As of January 31, 2006, the Company has a share-based compensation arrangement, which is described below. The Company’s Second Amended and Restated Executive Share Option Plan Number 3 ("the Plan"), which is shareholder-approved, permits the grant of share options and shares to its employees.  Option awards have generally been granted with an exercise price equal to the market price of the Company’s stock at the date of grant; the option awards generally vest in six equal semi-annual installments beginning six months from the date of grant, and have a seven year contractual term from the date of vesting. Certain option awards are dilution protected and revisions to the numbers of options granted occur in the event of a substantive capital change. An estimated 661,658 options will be granted to existing employees pursuant to the capital raising described in Note 13 if the maximum amount of capital is raised in the offering.

The current plan is an amendment of the First Amended and Restated Executive Share Option Plan Number 3 which was adopted by PureDepth Limited, a subsidiary of the Company. The First Amended Plan, in turn, was a successor plan to Executive Share Option Plan Number 3 of Deep Video Imaging Limited. The predecessor options were denominated in New Zealand dollars; options under the current plan are exercisable in US dollars. Options granted in each successor plan were designed to replace, without modification of terms, options of the predecessor plan. Awards under the successor plans which did result in either a modification or a new award of executive options, were assigned a grant date fair value which is charged to expense over the expected service period of the recipient, which approximates the vesting period.

The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities were based on historical volatility of similar companies considering characteristics such as industry, stage of life cycle, size, financial leverage, and other factors. The Company used historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is the contractual term, generally six to nine years. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant.

	2006	2005
Expected volatility	52%	49%-52%

Expected forfeiture rate	27%	18%

Expected dividends	0%	0%

Expected term (in years)	8.5	8.5

Risk-free rate	3.73%	1.05%-2.75%

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

A summary of option activity under the Plan as of January 31, 2006, and changes during the period from the inception of the existing Plan to January 31, 2006 is presented below.

Options	Shares	Weighted-	Weighted-	Aggregate
		Average	Average	Intrinsic
		Exercise	Remaining	Value
		Price	Contractual	($)000
			Term (months)

Options in PureDepth Inc.
exchanged for options
in PureDepth Ltd (see below)	3,765,314	$0.65	84	$-

Options granted	587,604	$0.65	102	$-

Options forfeited	(171,622)	$0.65	77	$-

Outstanding, January 31, 2006	4,181,296	$0.65	79	$-

Exercisable at January 31, 2006	1,324,360	$0.65	74	$-

A summary of the predecessor plan operated by PureDepth Limited, a New Zealand subsidiary of the Company which was superseded by the current plan was as follows:

Options	Shares	Weighted-	Weighted-	Aggregate
		Average	Average	Intrinsic
		Exercise	Remaining	Value
		Price	Contractual	($000)
			Term (months)

Options of predecessor
entity outstanding at
April 1, 2004	783,643	$1.03	74	$702

Options forfeited	(27,820)	$3.24	74	-

Options granted	116,199	$2.43	84	$140

Options exercised	(179,171)	$0.06	65	$(842)

Options in predecessor
entity cancelled in exchange
for options in PureDepth Ltd	(692,851)	$2.60	75	$-

Options in PureDepth Ltd
Granted in the year	3,765,314	$1.59	58	$-

Options outstanding
March 31, 2005	3,765,314	$1.59	58	$-

Options exchanged for options
in PureDepth Inc.	(3,765,314)	$1.59	58	$-

Outstanding January 31, 2006	-	$-	-	$-

The weighted-average grant-date fair value of options in PureDepth Limited was US $1.59 for the year ended March 31, 2005.

As of January 31, 2006, there was $881,750 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. That cost is expected to be recognized over a weighted-average period of 1.2 years.

The compensation cost that has been charged against income for these plans was $1,245,189, and $803,738 for 2006 and 2005, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was zero, due to the Company's net operating loss carry-forwards and the associated valuation allowance which results in an effective tax rate of zero. None of the compensation cost recognized for option issuances has been capitalized.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 8 -  Income Taxes

Significant components of the Company's net deferred tax assets at January 31, 2006 consist of the following:

Deferred tax assets:
Net operating loss carry forwards	1,438,179
Fixed assets	26,351
Intellectual property	1,391,289
Total deferred tax assets	2,855,819
Valuation allowance	(2,855,819)
Net deferred tax assets	0

No deferred tax benefit has been recorded at January 31, 2006 due to a full valuation allowance against the deferred tax assets. A full valuation allowance has been established since it cannot be concluded that it is more likely than not that the deferred tax assets will be realized.

As of January 31, 2006, the Company has a federal net operating loss carry forward of $1,016,582 and a state net operating loss carry forward of $1,016,582. The Company also has a foreign net operating loss carry forward of $3,102,917. The federal carry forward expires in 2026 and the state carry forward expires in 2016. The foreign carry forward can be carried forward indefinitely unless a change in ultimate control of the loss companies results.

Utilization of the federal and state net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

 Note 9 - Other Income

During the 10 months ended January 31, 2006 the Company sold prototypes containing its internally developed hardware and software technology applications totaling $25,847. The $40,243 associated costs of assembling and applying the technology to the prototypes has been included in research and development expense.

During the year ended March 31, 2005 the Company sold hardware products on a wholesale basis that was not inclusive of the Company’s technology applications to one customer, Sammy Corporation. Total income related to the sale was $4,851,069 with the cost of the sale being $2,757,930 for net other income of $2,093,139. The Company’s inception to date other income is inclusive of similar transactions.

Note 10 - Leases

The Company leases office and warehouse space in Auckland, New Zealand. The lease expires on November 30, 2008 and requires monthly payments of $4,048.

The Company also leases office space in Redwood City, California. The lease expires May 31, 2008 and requires monthly payments of $4,910, for the first 12 month period and $5,131 for the second 12 month period.

The following table represents the Company’s future obligations related to the above operating leases:

Year	Amount
2007	$107,496
2008	109,264
2009	61,004
Total	$277,764

Total lease expense paid for the 10 months ended January 31, 2006 and the year ended March 31, 2005 was $27,473 and $22,789, respectively.

REDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Note 11- Loss per Share

The Company's loss per share of common stock is based on the weighted average number of common shares outstanding at the financial statement date consisting of the following:

	January 31, 2006	March 31, 2005
BASIC LOSS PER SHARE:
Net loss (numerator)	$(4,632,945)	$(1,863,784)
Shares outstanding (denominator)	13,887,002	10,658,675
Loss per basic share	$(0.33)	$(0.17)
FULLY DILUTED LOSS PER SHARE:
Net loss (numerator)	$(4,632,945)	$(1,863,784)
Shares outstanding (denominator)	13,887,002	10,658,675
Loss per diluted share	$(0.33)	$(0.17)

Note 12 - Going Concern

The report of our independent auditors on the Company’s January 31, 2006 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company's ability to continue as a going concern. Management has developed a plan to address these issues that allow the Company to continue as a going concern through at least the end of fiscal 2007. This plan includes the exercising of existing warrants issued through the private placement offering undertaken in fiscal 2006 and 2007, reducing operating expenses as necessary and entry into contracts for the licensing of the Company’s technology. Although the Company believes its plans and financing will resolve the going concern issue, there is no assurance that the intended results will occur.

In the event the Company is unsuccessful in its plans to finance operations through the above means it could be forced to significantly reduce its level of operations. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 13 - Subsequent Events

Related Party Transactions

On February 23, 2006 the Company’s majority shareholder, K1W1, converted its loan of $772,286 in full to 386,143 units. Each unit represents two shares of common stock, or 772,286 shares, a warrant (A Warrant) to purchase one additional share of common stock at an exercise price of $2.75 per share, and a warrant (B Warrant) to purchase an additional share of common stock in the Company at an exercise price of $2.00 per share, as outlined in the Private Placement Offering (PPO) noted below. The outstanding interest in relation to the loan was forgiven by the shareholder effective at this date.

On May 9, 2006, pursuant to the exercise of an option (the “Option”) pursuant to an Option Agreement dated March 16, 2006 by and among Diamond One, Inc. and Robert Chramosta and Troy Fullmer, the former officers and directors of the Company, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC (a Colorado limited liability company) to Messrs. Chramosta and Fullmer in consideration of their transfer to the Company of 1,000,000 shares of our common stock held by them.

Change in Authorized Shares

To facilitate the increase in the size of the offering under the PPO, and the issuance of the B Warrant, the Company approved and effected an amendment to its Articles of Incorporation to increase the number of its authorized shares of common stock from 30,000,000 to 50,000,000. This amendment to the Articles of Incorporation was approved by the Board and holders of the majority of the then outstanding shares of common stock of the Company and filed with the Secretary of State of California on March 2, 2006.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Private Placement Offering (PPO)

The Company entered into a PPO on September 16, 2005 offering a maximum of 2,700,000 units at $2.00 per unit. Each unit consists of two shares of the Company’s common stock and one warrant to purchase one additional share of common stock at an exercise price of $2.75 per share.

The majority of offering contributions were received subsequent to balance sheet date with the offering being closed in March 2006. We accepted an in-process subscription relating to the March private placement on July 11, 2006 and issued 114,510 units to the purchaser.

On March 16, 2006 a Second Supplement to the PPO was issued by the Company to provide amended and supplemental terms and other information to prospective investors in the offering described in the PPO dated September 16, 2005.

This Supplement provided for the following amendments:

a)	An increase in the size of the offering, pursuant to which the Company will offer and sell up to an aggregate of 4,200,000 units, for gross proceeds of the Company of up to $8,400,000;
b)	The incorporation of certain potential adjustments to the exercise price of the 3 year warrants (A Warrant) to purchase common stock in the Company at an exercise price of $2.75 per share; and
c)	An amendment to the terms of the offer to include within each unit a warrant (B Warrant) to purchase an additional share of common stock in the Company at an exercise price of $2.00 per share.

Forward Triangular Merger

On March 31, 2006 and pursuant to an Agreement and Plan of Merger and Reorganization dated March 16, 2006, the Company entered into a forward triangular merger with PureDepth Technologies, Inc., a Delaware corporation and wholly owned subsidiary of Diamond One, Inc., a Colorado corporation quoted on the Over the Counter Bulletin Board. As a result of the merger, PureDepth Technologies, Inc. succeeded to the business of PureDepth, Inc. and survives as a wholly owned operating subsidiary of Diamond One, Inc. The merger was effected by the filing of a certificate of merger with the Delaware Secretary of State on March 31, 2006.

At the effective time of the merger, the legal existence of the Company ceased and all of the approximately 23,311,855 shares of the Company’s common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, the Company’s former shareholders received an aggregate of 233,115.85 shares of Diamond One, Inc’s Series A Preferred Stock, representing approximately 89% of the registrant’s outstanding voting power after the merger. In addition, all securities convertible into and exercisable for shares of the Company’s common stock (e.g., options and warrants) that were outstanding immediately prior to the merger were cancelled, and their holders received similar securities for the purchase of Diamond One, Inc. common stock. In total, former holders of Company securities now hold approximately 93% of the outstanding common stock of Diamond One, Inc. on a fully diluted basis.

Prior to the merger and pursuant to authority granted to it by the registrant’s articles of incorporation, as amended, Diamond One, Inc’s board of directors approved and adopted a Certificate of Designation relating to a new class of preferred stock denominated “Series A Preferred Stock.” On May 10, 2006 all outstanding shares of Series A Preferred Stock automatically converted into shares of common stock on a 229.021-for-1 basis upon the effectiveness of the amended Diamond One, Inc’s articles of incorporation increasing the number of shares of authorized common stock.

The merger represents a change in control of Diamond One, Inc. as greater than 50% of the issued and outstanding voting stock of the registrant on a post-merger basis is now held by the former holders of the Company common stock. In addition, and simultaneously with the effectiveness of the merger, the board of directors of Diamond One appointed Messrs. David Hancock, Fred Angelopoulos and Mark Kalow to its Board of Directors, and directors Troy Fullmer and Robert Chramosta thereupon resigned. Moreover, Messrs. Fullmer and Chramosta resigned from their positions as officers of PureDepth Technologies, Inc. In their place, Fred Angelopoulos was appointed as its Chief Executive Officer and President, and Kristin Bowman was appointed as Chief Operating Officer, Secretary and acting Chief Financial Officer.

For a full description of the forward triangular merger transaction refer to Form 8-K filed with the Securities and Exchange Commission on April 6, 2006.

PUREDEPTH, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2006 and March 31, 2005

Private Placement Offering- B Warrant Exchange/ D Warrants

On June 30 and July 30, 2006, the Company closed a transaction with existing investors who were holders of the B Warrants which raised proceeds of approximately $5.6 million. The transaction involved issuance of a D Warrant to all B Warrant holders who would exercise their outstanding B Warrants to purchase PureDepth common stock during the offering period ended July 30, 2006. The Company issued approximately 6,700,000 shares of common stock and approximately 6,700,000 “D Warrants” and as a result cancelled approximately 6,700,000 “B Warrants” pursuant to the private offering. For a full description of the transaction refer to Forms 8-K filed on July 31, 2006 and August 4, 2006.

On September 6, 2006 the Company issued 344,000 “D Warrants” to an advisor as compensation for services rendered.

Stock Option Plan

A former employee of the Company exercised 31,800 options in the Company at a strike price of $0.65 per share subsequent to balance sheet date. These shares were paid for and issued.

As a result of the merger, all unvested stock options issued under the Executive Share Option Plan No 3 vested upon the execution date, March 31, 2006.

Options issued under the Plan, except those issued to David Hancock and Keith Phillips, carry anti-dilution rights in respect of units subscribed for and issued under the PPO. Upon closing of the PPO ( March 23, 2006 as noted below), further options are deemed to be issued to various holders under the Plan with subsequent vesting of those options occurring under the accelerated vesting provisions on the reverse acquisition date, being March 31, 2006.

Certain option awards under the Executive Share Option Plan No 3 are dilution protected and revisions to numbers of options granted may occur in the event of certain substantive capital changes of the Company.

Reincorporation Merger

On May 5, 2006 a special meeting of the shareholders of Diamond One, Inc., the parent of the Company post the forward triangular merger, was held to consider and act upon the following corporate actions:

(a)	a proposal to adopt amended and restated articles of incorporation for Diamond One, Inc.; and
(b)
a proposal to reincorporate Diamond One, Inc. in the State of Delaware by merging Diamond One, Inc. with and into PureDepth Technologies, Inc., the wholly owned subsidiary of Diamond One, Inc. and surviving company of the merger.

On May 8, 2006 the name of PureDepth Technologies, Inc., the surviving reincorporation merger entity, was changed to PureDepth, Inc.

Diamond One, Inc.
Proforma Financial Statements

Introduction

On March 31, 2006, PureDepth, Inc., a California corporation, (PureDepth) merged with and into PureDepth Technologies, Inc. (PureDepth Technologies), a Delaware Corporation and wholly owned subsidiary of Diamond One, Inc. (Diamond One). As a result of the merger, PureDepth Technologies succeeded to the business of PureDepth, Inc., and survives as a wholly owned operating subsidiary of Diamond One.

At the effective time of the merger, the legal existence of PureDepth ceased and all of the approximately 23,311,855 shares of PureDepth common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, PureDepth’s former shareholders received an aggregate of 233,118.55 shares of Diamond One’s Series A Preferred Stock, representing approximately 89% of the outstanding voting power after the merger. In addition, all outstanding and committed options and warrants to purchase PureDepth common stock were cancelled, and their holders received similar securities for the purchase of Diamond One common stock. Immediately following the transaction, the former holders of PureDepth securities hold approximately 93% of the outstanding common stock of Diamond One on a fully diluted basis.

The Series A Preferred Stock is convertible into shares of Diamond One common stock on a 229.021-for-1 basis. Holders of Series A Preferred Stock will not be entitled to dividends or any preference upon liquidation other than receipt of the aggregate par value of their preferred shares. Holders of Series A Preferred Stock are entitled to vote on matters submitted to a vote of the Company’s shareholders on an as-if-converted basis. The shares are to be converted, and common shares issued upon the approval by Diamond One shareholders of an increase in the number of shares of common stock authorized for issuance under Diamond One’s articles of incorporation, as amended.

The merger results in a change of control of Diamond One. The transaction has been accounted for as a forward triangular merger, and for financial reporting purposes, PureDepth is considered the accounting acquirer.

For purposes of the proforma balance sheet, the transaction is reflected as if it occurred on January 31, 2006. For purposes of the proforma statements of operations, the transaction is recorded as if it occurred on April 1, 2004. As the book value of Diamond One's assets and liabilities approximates fair value, no goodwill was recorded in the purchase. The financial information has been derived from and should be read in connection with the historical financial statements of PureDepth Inc. and Diamond One Inc.

DIAMOND ONE, INC.
Proforma Balance Sheet
January 31, 2006 (unaudited)

ASSETS
	PUREDEPTH INC AND AFFILIATES	DIAMOND ONE INC	PROFORMA ADJUSTMENTS	PROFORMA COMBINED
Current Assets
Cash	$857,998	$3,720	$-	$861,718
Accounts receivable	71,995	3,228		75,223
Other current assets	53,484	79,804		133,288
Total current assets	983,477	86,752		1,070,229
Property and equipment (net)	160,380	20,657		181,037
Other Assets
Patents (net)	2,544,422			2,544,422
Other assets	-	1,000		1,000
Total other assets	2,544,422	1,000		2,545,422
Total assets	$3,688,279	$108,409	$-	$3,796,688

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accruals	$382,284	$9,177	$-	$391,461
Notes payable	137,908	121,500		259,408
Related party note payable	774,330	-		774,330
Total current liabilities	1,294,522	130,677		1,425,199
Long-Term Liabilities
Note payable	554,553	-		554,553
Total long-term liabilities	554,553	-		554,553
Commitments and Contingencies	-	-		-
Stockholders' Equity
Preferred stock, no par value, 1,000,000 shares authorized 233,118.55 shares issued and outstanding			15,057,912	15,057,912
Common stock, no par value, 30,000,000 shares authorized 16,712,769 shares issued and outstanding	15,075,180	14,256	(15,089,436)	-
Subscriptions received	350,000	(5,000)	-	345,000
Additional paid-in-capital	2,007,722	181,549	(181,549)	2,007,722
Accumulated other comprehensive income	(744,033)	-	-	(744,033)
Accumulated deficit	(14,849,665)	(213,073)	213,073	(14,849,665)
Total stockholders' equity	1,839,204	(22,268)	-	1,816,936
Total liabilities and stockholders' equity	$3,688,279	$108,409	$-	$3,796,688

DIAMOND ONE, INC.
Proforma Statement of Operations
For the period January 31, 2006 (unaudited)

	PureDepth Inc. and Affiliates ten months January 31 2006	Diamond One, Inc. twelve months January 31 2006	Proforma Adjustments	Proforma Combined Period ended January 31 2006
Net sales	$-	$592,309		$592,309
Cost of goods sold	-	504,632		504,632
Gross profit (loss)	-	87,677		87,677
Expenses
Depreciation and amortization	376,355	1,895		378,250
Research and development	965,966	-		965,966
Sales and marketing	465,927	14,724		480,651
Loss on sale of assets	94,285	-		94,285
Professional	455,410	19,058		474,468
General and administrative	2,295,722	93,141		2,388,863
Total operating expenses	4,653,665	128,818		4,782,483
Loss from operations	(4,653,665)	(41,141)		(4,694,806)
Other Income (Expense)
Interest income	1,499	0		1,499
Interest expense	(79,710)	(5,354)		(85,064)
Exchange loss	(29,815)	-		(29,815)
Grant receipts	102,899	-		102,899
Other income	25,847	-		25,847
Total other income (expense)	20,720	(5,354)		15,366
Loss before income taxes	(4,632,945)	(46,495)		(4,679,440)
Provision for income taxes	-	-	-	-
Net loss	$(4,632,945)	$(46,495)	$-	$(4,679,440)
Loss per share - basic and diluted	$(0.33)	$(0.00)		$(0.07)

Weighted average shares outstanding - as-if converted	13,887,002	13,706,771	38,986,847	66,580,620

DIAMOND ONE, INC.
Proforma Statement of Operations
For the period March 31, 2005 (unaudited)

	PureDepth Inc. and Affiliates twelve months March 31, 2005	Diamond One, Inc. twelve months January 31 2005	Proforma Adjustments	Proforma Combined Period ended March 31 2005
Net sales	$-	$465,209		$465,209
Cost of goods sold	-	420,694		420,694
Gross profit	-	44,515		44,515
Expenses
Depreciation and amortization	406,246	426		406,672
Research and development	613,417	-		613,417
Marketing	1,157,109	15,325		1,172,434
Loss on sale of assets	15,073	-		15,073
Professional	483,548	27,218		510,766
Other general and administrative	1,035,132	53,988		1,089,120
Total operating expenses	3,710,525	96,957		3,807,482
Loss from operations	(3,710,525)	(52,442)		(3,762,967)
Other Income (Expense)
Interest income	2,529	0		2,529
Interest expense	(240,657)	(3,588)		(244,245)
Exchange loss	(98,548)	-		(98,548)
Grant receipts	90,278	-		90,278
Other income	2,093,139	-		2,093,139
Total other income (expense)	1,846,741	(3,588)		1,843,153
Loss before income taxes	(1,863,784)	(56,030)		(1,919,814)
Provision for income taxes	-	-		-
Net loss	$(1,863,784)	$(56,030)		$(1,919,814)
Loss per share - basic and diluted	$(0.17)	$(0.00)		$(0.03)
Weighted average shares outstanding - basic and diluted	10,658,375	12,108,114	42,215,174	64,981,663

PureDepth, Inc.
July 31, 2006
Unaudited Consolidated Financial Statements

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AT JULY 31, 2006

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME / (LOSS) FOR THE THREE AND SIX MONTHS ENDED JULY 31, 2006

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JULY 31, 2006

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED JULY 31, 2006

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)

July 31, 2006
Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$7,780,011
Accounts receivable	69,985
Prepaid expenses	119,882
Total current assets	7,969,878

Property & Equipment (net)	311,918

Other Assets:
Intellectual property (net)	2,543,308
Other assets held for sale	796
Total intangible assets	2,544,104

Total assets	$10,825,900

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion - notes payable	108,661
Accrued interest	44,226
Accounts payable	257,223
Accrued expenses	440,262
Accrued payroll	78,934
Total current liabilities	929,306

Note payable	554,726

Total liabilities	1,484,032

Shareholders' equity

Common stock, $0.001 par value, 190,000,000 shares authorized, 65,474,999 shares issued and outstanding	65,475
Additional paid-in-capital	25,912,449
Additional paid-in-capital options & warrants	5,128,590
Accumulated deficit	(21,053,745)
Accumulated other comprehensive loss	(710,901)
Total shareholders' equity	9,341,868

Total liabilities and shareholders' equity	$10,825,900

The accompanying notes are an integral part of these unaudited financial statements

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME / (LOSS)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,		Inception to July 31,
	2006	2005	2006	2005	2006
Net sales	$-	$-	$-	$-	$-
Cost of goods sold	-	-	-	-	-

Gross profit	-	-	-	-	-

Operating expenses
Depreciation and amortization	85,945	82,498	223,341	202,745	2,616,318
Sales and marketing	142,012	161,168	1,066,769	353,481	4,691,524
Professional fees	57,605	29,449	375,544	131,524	1,947,721
Loss on fixed asset disposal	-	-	-	5,444	111,194
General and administrative	1,110,843	642,313	3,067,793	928,726	8,965,887
Research and development	469,746	421,616	1,631,293	888,558	5,601,576
Total operating expenses	1,866,151	1,337,044	6,364,740	2,510,478	23,934,218
Operating loss	(1,866,151)	(1,337,044)	(6,364,740)	(2,510,478)	(23,934,218)

Other income (expense)
Interest, net	(9,549)	(57)	10,074	(49,885)	(942,337)
Grant receipts	-	-	1,850	7,324	600,605
Foreign exchange gain (loss)	24,467	(3,592)	49,227	79,901	448,085
Other income	(5,669)	-	84,230	90,797	2,758,841
Total other net income (loss)	9,249	(3,649)	145,381	128,137	2,865,194
Loss before income tax	(1,856,902)	(1,340,693)	(6,219,359)	(2,382,341)	(21,069,024)

Income tax provision	-	-	-	-	-

Loss from continuing operations	(1,856,902)	(1,340,693)	(6,219,359)	(2,382,341)	(21,069,024)

Income (loss) from discontinued operations, net of income tax	(2,368)	-	15,279	-	15,279

Net loss	$(1,859,270)	$(1,340,693)	$(6,204,080)	$(2,382,341)	$(21,053,745)

Other comprehensive income gain/loss
Net loss per statement of operations	$(1,859,270)	$(1,340,693)	$(6,204,080)	$(2,382,341)	$(21,053,745)
Foreign currency gain (loss) adjustments	-	(41,807)	33,132	(138,206)	(710,901)

Total comprehensive loss	$(1,859,270)	$(1,382,500)	$(6,170,948)	$(2,520,547)	$(21,764,646)

Basic and diluted loss per share
Loss from continuing operations	$(0.04)	$(0.04)	$(0.14)	$(0.07)	$(1.32)
Income from discontinued operations, net of income tax	-	-	0.01	-	-
Net loss	$(0.04)	$(0.04)	$(0.13)	$(0.07)	$(1.32)

Weighted average shares outstanding basic & diluted	45,975,626	36,319,854	45,975,626	36,319,854	15,940,347

The accompanying notes are an integral part of these unaudited financial statements

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended July 31,		Inception to
	2006	2005	July 31, 2006
Cash flows from operating activities:
Net loss	$(6,204,080)	$(2,382,341)	$(21,053,745)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	223,341	202,745	2,616,318
Non-cash compensation expense	3,141,538	632,032	5,751,994
Non-cash interest expense	-	68,978	145,090
Loss on disposal of fixed assets	-	5,444	111,194
Foreign exchange (gain)	(49,227)	(79,901)	(448,085)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, trade	2,010	35,382	(69,985)
(Increase) decrease in prepayments	(66,398)	51,667	(119,882)
Increase (decrease) in accounts payable	(35,153)	(38,063)	257,223
Increase (decrease) in payable to other creditors & accruals	434,426	(124,471)	519,196
Increase (decrease) in accrued interest	39,088	1,546	44,226
Net cash used in operating activities	(2,514,455)	(1,626,982)	(12,246,456)

Cash flows from investing activities:
Payments for purchases of fixed assets	(234,979)	(153,218)	(1,298,674)
Expenditures - intellectual property	(132,358)	(81,692)	(3,019,807)
Net cash used in investing activities	(367,337)	(234,910)	(4,318,481)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	9,765,345	1,008,038	19,776,036
Proceeds from short-term borrowing	-	-	65,873
Increase (decrease) in short-term borrowings	(29,585)	-	(65,874)
Principal payments on related party note payable	-	-	(73,227)
Issuance of related party note payable	-	745,212	5,221,768
Principal payments on note payable	-	-	(521,214)
Net cash provided by financing activities	9,735,760	1,753,250	24,403,362

Effect of exchange rate changes on cash and cash equivalents	68,045	69,255	(58,414)

Net increase in cash and cash equivalents	6,922,013	(39,387)	7,780,011

Cash and cash equivalents at beginning of period	857,998	114,817	-
Cash and cash equivalents at end of period	$7,780,011	$75,430	$7,780,011

Supplemental cash information:

Notes and accrued interest converted to stock	$774,330	$2,704,784	$5,598,620
Cash paid for interest	$2,491	$769	$851,071
Cash paid for income taxes	$-	$-	$-
Purchase of intellectual property via issuance of note payable	$-	$-	$1,257,929

The accompanying notes are an integral part of these unaudited financial statements

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The accompanying unaudited financial statements of PureDepth, Inc. (“the Company") are presented in accordance with the requirements for Form 10-QSB and Article 10 of Regulation S-X and Regulation S-B. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments (all of which were of a normal recurring nature) considered necessary to fairly present the financial position, results of operations, and cash flows of the Company on a consistent basis, have been made.

These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's Annual Financial Statements for the ten months ended January 31, 2006 and year ended March 31, 2005. Operating results for the six months ended July 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending January 31, 2007.

The accompanying condensed financial statements for the interim period should be read in conjunction with the audited financial statements contained in the Form 10-KSB for the period ended January 31, 2006 included in the Company's Current Report on Form 8-K/A filed with the Commission on June 16, 2006.  Those statements contain a summary of significant accounting policies.

Reclassifications

The company reviewed the classification of its operating expenses and other income items. As a result of the review, certain amounts have been reclassified to conform to the current presentation. The net results of the reclassifications, which primarily affected the company’s inception to date period, did not have an impact on previously reported financial position, cash flows, or results of operations. The reclassification is shown in tabular form.

PureDepth, Inc.
Reclassification of Operating Expenses and Other Income for Periods ended July 31, 2005 and 2006

	Three months ended July 31, 2005			Six months ended July 31, 2005			Inception to July 31, 2006
	as reported	change	as reclassified	as reported	change	as reclassified	As reported	change	as reclassified
Selected Operating Expenses
Depreciation and amortization	$-	$-	$-	$-	$-	$-	$2,573,423	$42,895	$2,616,318
Sales and marketing	182,144	(20,976)	161,168	364,395	(10,914)	353,481	2,082,016	2,609,508	4,691,524
Professional fees							1,980,496	(32,775)	1,947,721
General and administrative	715,569	(73,256)	642,313	1,045,836	(117,110)	928,726	13,724,185	(4,758.298)	8,965,887
Research and development	$327,384	$94,232	$421,616	$760,534	$128,024	$888,558	$3,462,904	$2,138,671	$5,601,575

Loss from Operations	(1,337,044)	0	(1,337,044)	(2,510,478)	0	(2,510,478)	(23,934,218)	0	(23,934,218)

Selected Other Income/(Expense)
Grant receipts		-			-		682,625	(82,020)	600,605
Other income		-			-		2,676,821	82,020	2,758,841
Other Income/(Expense)	-	-	-	128,137	-	128,137	2,865,194	0	2,865,194
Net loss	$(1,340,693)	$0	$(1,340,693)	$(2,382,341)	$0	$(2,382,341)	$(21,053,745)	$0	$(21,053,745)
Net loss per share	$(0.04)	$(0.00)	$(0.04)	$(0.07)	$(0.00)	$(0.07)	$(1.32)	$(0.00)	$(1.32)

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 -Description of Business

The Company - Description of Business

PureDepth, Inc., along with our wholly owned subsidiaries, PureDepth Limited (PDL) and PureDepth Incorporated Limited (PDIL) (collectively, the Company) develops, manufactures, markets and supports multi-layer display technology. The Company’s technology has gaming, military, automotive and handheld video display applications.

The Company is deemed a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7 Accounting and Reporting by Development Stage Enterprises due to its continuing research and development activities related to making its multi-layer display technology economically viable for its targeted applications.

Note 3 - Reorganization

On March 31, 2006 and pursuant to an Agreement and Plan of Merger and Reorganization dated March 16, 2006, the Company entered into a forward triangular merger with PureDepth Technologies, Inc., a Delaware corporation and wholly owned subsidiary of Diamond One, Inc., a Colorado corporation quoted on the Over the Counter Bulletin Board. As a result of the merger, PureDepth Technologies, Inc. succeeded to the business of PureDepth, Inc. and survived as a wholly owned operating subsidiary of Diamond One, Inc. The merger was effected by the filing of a certificate of merger with the Delaware Secretary of State on March 31, 2006.

At the effective time of the merger, the legal existence of the Company ceased and all of the approximately 23,311,855 shares of the Company’s common stock that were outstanding immediately prior to the merger were cancelled. Simultaneously, the Company’s former shareholders received an aggregate of 233,118.55 shares of Diamond One, Inc’s Series "A" Preferred Stock, representing approximately 89% of the registrant’s outstanding voting power after the merger. In addition, all securities convertible into and exercisable for shares of the Company’s common stock (e.g., options and warrants) that were outstanding immediately prior to the merger were cancelled, and their holders received similar securities for the purchase of Diamond One, Inc. common stock. In total, immediately following the merger, former holders of Company securities held approximately 93% of the outstanding common stock of Diamond One, Inc. on a fully diluted basis.

Prior to the merger and pursuant to authority granted to it by the registrant’s articles of incorporation, as amended, Diamond One, Inc’s board of directors approved and adopted a Certificate of Designation relating to a new class of preferred stock denominated “Series A Preferred Stock.” On May 9, 2006, upon the effectiveness of the amended Diamond One, Inc.’s articles of incorporation increasing the number of shares of authorized common stock, all outstanding shares of Series "A" Preferred Stock automatically converted into shares of common stock on a 229.021-for-1 basis.

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The merger represented a change in control of Diamond One, Inc. inasmuch as greater than 50% of the issued and outstanding voting stock of the registrant on a post-merger basis was held by the former holders of the Company‘s capital stock. In addition, and simultaneously with the effectiveness of the merger, the board of directors of Diamond One appointed Messrs. David Hancock, Fred Angelopoulos and Mark Kalow to its board of directors, and directors Troy Fullmer and Robert Chramosta thereupon resigned. Moreover, Messrs. Fullmer and Chramosta resigned their positions as officers of Diamond One, Inc. In their place, Fred Angelopoulos was appointed as its Chief Executive Officer and President, and Kristin Bowman was appointed as Chief Operating Officer, Secretary and Acting Chief Financial Officer, subsequently replaced as Chief Financial Officer by Robert O’Callahan on June 30, 2006.

For a full description of the forward triangular merger transaction refer to the Form 8-K and Form 8-K/A filed with the Securities and Exchange Commission on April 6, 2006 and June 16, 2006, respectively.

The following is pro-forma condensed operating data which portrays the results of operations as if the transaction had occurred at the beginning of each period presented:

	Six months ended July 31,
	2006	2005
Net Sales	$-	$-
Operating loss	(6,364,740)	(2,510,478)
Other income (expense)	145,381	128,137
Income from discontinued operations	15,279	(26,642)
Pro-forma net loss	(6,204,080)	(2,408,983)
Pro-forma net loss per share *	$(0.13)	$(0.07)
Pro-forma weighted average shares outstanding	45,975,626	36,319,854

*	Pro-forma net loss per share is computed as if all preferred shares are converted as of the beginning of the period.

Reincorporation Merger

On May 5, 2006, Diamond One, Inc., (the parent of the Company after completion of the forward triangular merger) held a special meeting of the shareholders to consider and act upon the following corporate actions:

(a)	a proposal to adopt amended and restated articles of incorporation for Diamond One, Inc.; and

(b)
a proposal to reincorporate Diamond One, Inc. in the State of Delaware by merging Diamond One, Inc. with and into PureDepth Technologies, Inc., the wholly owned subsidiary of Diamond One, Inc. with PureDepth Technologies, Inc. surviving the merger.

On May 8, 2006 the name of PureDepth Technologies, Inc., and (Delaware) was changed to PureDepth, Inc. On May 9, 2006, Diamond One, Inc. filed its Amended and Restated Articles of Incorporation with the Secretary of State of Colorado, changing its name to “PureDepth, Inc.”

The short-form merger and reincorporation was consummated on May 30, 2006, with PureDepth, Inc. (formerly known as PureDepth Technologies, Inc.) surviving the merger. The charter documents of PureDepth, Inc. (formerly known as PureDepth Technologies, Inc.) became the effective charter documents of the Company. These proposals were both approved at the meeting by approximately 72% of the shareholders entitled to vote on the proposals.

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Conversion of Preferred Stock

On May 9, 2006 all 233,118.55 shares of the registrant’s Series A Preferred Stock issued in the acquisition of Diamond One were converted into an aggregate of 53,389,045 shares of common stock, giving the registrant a total of 58,644,445 shares of common stock and no shares of preferred stock (also taking into account a transfer to the Company of 1,000,000 shares of its outstanding common stock on the same date as disclosed below under "Divestiture of Former Business").

The conversion was effected pursuant to the terms of the Certificate of Designation for the registrant’s Series A Preferred Stock, which provided that each outstanding Series A Preferred Share would automatically convert into shares of common stock, on 1-for 229.021 basis, upon an increase in the number of shares of common stock authorized for issuance under the registrant’s articles of incorporation.

Divestiture of Former Business

On May 9, 2006, pursuant to the exercise of an option (the “Option”) pursuant to an Option Agreement dated March 16, 2006 by and among Diamond One, Inc. and Robert Chramosta and Troy Fullmer, the former officers and directors of the Company, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC (a Colorado limited liability company) to Messrs. Chramosta and Fullmer in consideration of their transfer to the Company of 1,000,000 shares of our common stock held by them.

Prior to the forward triangular merger, Diamond One had assigned all of its assets and liabilities, specifically including the coin and exchange business owned operated by Diamond One, to Numismatic Capital Group. On May 9, 2006 the exercise of the Option effectively divested the Company of the entire coin and exchange business.

Note 4 - Stockholder’s Equity

On January 31, 2006, PureDepth, Inc. (CA) had 16,712,769 shares outstanding, including 1,371,158 shares issued in a private placement offering. In March 2006, it issued 31,800 shares pursuant to the exercise of an option and 6,567,286 shares as a continuation of the private placement offering. PureDepth, Inc. (CA) thus had 23,311,855 common shares outstanding immediately prior to the merger on March 31, 2006.

On March 31, 2006, all then-existing PureDepth, Inc. (CA) shares were converted into 233,118.55 Preferred A shares in PureDepth, Inc. (Delaware).

Diamond One, Inc. had 6,255,400 common shares outstanding immediately prior to the merger, which became 6,255,400 common shares in the surviving entity PureDepth, Inc. (Delaware).

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Following the balance sheet date, on May 9, 2006, the 233,118.55 Preferred A shares converted into 53,389,045 PureDepth, Inc. (Delaware) common shares. Considering the return of 1 million shares pursuant to the divestiture of the coin and exchange business, the Company then had 58,644,445 shares outstanding.

On July 31, 2006, the Company completed an offering to existing investors to exchange outstanding warrants to purchase the Company’s common stock that it issued in a private placement earlier in 2006 (the “B Warrants”) for shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock (the “D Warrants”) and to complete an in-process subscription relating to the March private placement offering. The company then had outstanding 65,474,999 common shares, 12,450,570 options and 19,288,043 warrants.

Note 5 - Stock Option Plan

Prior to the merger, and effective March 31, 2006, the Board of Directors of PureDepth, Inc. (California) approved and authorized an amendment and restatement of its Second Amended and Restated Executive Share Option Plan No. 3 (the “Prior Plan”) into the 2006 Stock Incentive Plan (the “Plan”) and entered into agreements with each of the existing option holders whereby such option holders agreed that the Plan would thereafter govern their respective options. The amendment had no effect upon the number of options or the strike prices.

As a result of the forward triangular merger, all unvested stock options issued under the Plan vested upon the effective date of the merger, March 31, 2006. The option shares are not currently registered under Form S-8 but, when registered, they would be available for sale into the market.

Options issued under the Company’s Prior Plan, except those issued to David Hancock and Keith Phillips, carried certain anti-dilution rights with respect of company securities issued prior to the merger transaction. Upon closing of the private placement offering of PureDepth, Inc. (California) on March 1, 2006, further options were deemed to be issued to various holders under the Plan holding anti-dilution rights with subsequent vesting of those options occurring under the accelerated vesting provisions on the reverse acquisition date, being March 31, 2006. These anti-dilution rights terminated at the effective time of the merger, and were not carried forward under the Plan.

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A summary of option activity under the Prior Plan (on or prior to March 31, 2006) and the Plan (after March 31, 2006) as of July 31, 2006, and changes during the quarter then ended is presented below.

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (months)	Aggregate Intrinsic Value ($000)
Outstanding at April 30, 2006	12,450,570	$0.28	12	$22,623
Granted	( -)	$-	-	$-
Exercised	( -)	$-	-	$-
Forfeited or expired	( -)	$-	-	$-
Outstanding at July 31, 2006	12,450,570	$0.28	9	$23,246
Exercisable at July 31, 2006	12,450,570	$0.28	9	$23,246

Note 6 - Income Taxes

For the quarter ended July 31, 2006, the Company incurred net operating losses of approximately $1.86 million and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets.

At January 31, 2006, PureDepth, Inc. (California) had both a federal and state net operating loss carry-forward of $1,016,582. Further, there were foreign net operating loss carry-forwards of $3,102,917 in respect of PureDepth, Inc’s. foreign subsidiaries.

In addition, at January 31, 2006, Diamond One, Inc. reported approximately $43,000 of federal and state net operating losses, but has not assessed the current status of net operating loss carry-forwards following reorganization.

Net operating loss carry-forwards, if not utilized, will begin to expire within twenty years for federal purposes and within ten years for California purposes. The foreign net operating tax loss carry-forward can be carried forward indefinitely unless a change in ultimate control of the loss companies results.

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is currently more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided a full valuation allowance against its net deferred tax assets.

Note 7 - Related Party Transactions

On May 9, 2006, pursuant to the exercise of an option (the “Option”) pursuant to an Option Agreement dated March 16, 2006 by and among Diamond One, Inc. and Robert Chramosta and Troy Fullmer, the former officers and directors of the Company, the Company transferred all of the outstanding membership interests in its wholly owned subsidiary, Numismatic Capital Group, LLC (a Colorado limited liability company) to Messrs. Chramosta and Fullmer in consideration of their transfer to the Company of 1,000,000 shares of our common stock held by them.

During the quarter ended July 31, 2006 the Company entered into no other related party transactions.

PUREDEPTH, INC. AND SUBSIDIARIES
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Subsequent Events

On August 4, 2006, the Board of Directors of PureDepth, Inc. issued Robert O’Callahan, Chief Financial Officer, and Mark Kalow, Director, each the first tranche of a stock option to purchase shares of PureDepth common stock. The total stock options involved represent 500,000 and 167,067 shares for Messrs. O’Callahan and Kalow, respectively. The option grants have an exercise price of market price as of grant date per share with a ten year term and otherwise subject to the PureDepth, Inc. stock option plan. The shares subject to the options will vest with 1/6 of all grants vesting on December 30, 2006, and 1/12 at quarterly intervals thereafter over three years concluding June 30, 2009. The grant issuance will occur in five tranches with 1/5 (or approximately 1/5) of the total stock options involved issuing at the closing price on five dates: August 4, September 5, October 5, November 6, and December 5, 2006. Mr. Kalow did not participate in the Board action regarding his grants. An advisory board member also received a grant of 200,000 shares on these dates and terms. The options issued in these tranches to all parties total 520,200 as of October 31, 2006.

On September 6, 2006 the Company issued 344,000 “D Warrants” to an advisor as compensation for services rendered.

On September 7, 2006 the Board of Directors appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board. Each of Mr. Floisand and Mr. Marcus will receive an annual fee of $20,000 as director payable in semi-annual installments and at the beginning of each semi annual period. In addition to the annnual fee, each director will receive fees for attendance at any meeting of the Board or any committee of the Board, a rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. The Board granted each director an option (the “Initial Option”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan ("Plan"). The Initial Option will be issued in five equal tranches of 20,000 shares on the following dates: September 7, October 5, November 6, December 5 and January 5. The options issued in these tranches total 80,000 for both directors as of October 31, 2006.

On September 29 and October 5, 2006, the Company issued 206,100 shares of common stock pursuant to the exercise of options.

On October 26, 2006, at a duly convened Board meeting, the Board granted 375,000 stock options at the closing price that date.

64,435,988 shares
of common stock

PureDepth, Inc.

PROSPECTUS

_______, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The registrant’s Certificate of Incorporation also eliminates the liability of directors of the registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses of Issuance and Distribution.

The registrant estimates that expenses payable by the registrant in connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$24,000
Legal fees and expenses	$40,000
Accounting fees and expenses	$100,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000
Total	$174,000

Item 26. Recent Sales of Unregistered Securities.

For sales of unregistered securities made by Diamond One, Inc. since its inception until the Merger, please refer to its Registration Statement on Form SB-2 filed with the Commission on September 20, 2004 and its annual and quarterly reports since such date.

The following summarizes all sales of unregistered securities by PureDepth (and its predecessor in interest) during the past three fiscal years (each of which prior to March 30, 2006 is set forth in terms of pre-Merger PureDepth securities and per share amounts).

During the fiscal year ended March 31, 2004, the Company's predecessor issued options to purchase an aggregate of 282,033 shares of common stock at exercise prices of approximately $1.42 per share in compensation for employee services.

 During the fiscal year ended March 31, 2004 DVIL, the predecessor holder of the Company’s assets, issued 1,811,819 shares of common stock at $2.63 per share to existing stockholders as a result of various financing arrangements. This resulted in 3,404,256 shares of common stock of DVIL being outstanding at March 31, 2004.

On March 31, 2005, the Company's predecessor issued 1,545,560 shares of its common stock at $1.75 per share to its majority shareholder, K1W1, in exchange for the extinguishment of debt totaling $2,704,784.

During the fiscal year ended March 31, 2005, the Company's predecessor issued options to purchase an aggregate of 3,765,314 shares of common stock at exercise prices of approximately $1.59 per share in compensation for employee services.

On July 19, 2005, PDL issued 2,700,000 shares of common stock at $0.785 per share to its majority shareholder, K1W1, in exchange for the forgiveness of debt totaling $2,119,506.

On July 19, 2005, the Company issued 441,610 shares of common stock upon the exercise by David Hancock, its director, of options with an exercise price of $1.36 per share.

On September 15, 2005 the Company also issued 15,341,611 shares of common stock to the stockholders of PDL in exchange for all the shares in PDL, the Company’s predecessor entity.

On September 23, 2005, PDL, a wholly owned subsidiary of DVIL, issued 12,200,001 shares of common stock in exchange for net equity of the DVIL group.

During the ten months ended January 31, 2006, the Company assumed the obligations of the Company’s predecessor and replaced options to purchase 3,765,314 shares of common stock at an exercise price of $0.65 per share in compensation for employee services as well as additional options to purchase 587,604 shares of common stock at an exercise price of $0.65 per share, also in compensation for employee services.

In March 2006, options to purchase 1,185,022 shares of common stock at an exercise price of $0.65 per share were issued pursuant to certain anti-dilutive provisions of existing option rights.

On January 27, 2006 and March 1, 2006, the Company issued, in a private placement offering, 3,969,222 units of its securities at a price of $2.00 per unit. Under this placement, the Company issued 7,938,444 shares of the Company’s common stock, warrants to purchase an aggregate of 3,969,222 shares of the Company’s common stock at an exercise price of $2.75 per share, and warrants to purchase an aggregate of 3,969,222 shares of the Company’s common stock at an exercise price of $2.00 per share. The initial quantity and exercise price were changed by the stock split during the company reorganization, thus the reference to 7,938,444 shares converts to 18,180,704 post-merger shares and was inclusive of the issuance of 772,286 shares for the forgiveness of debt.

On March 30, 2006, the Company issued 31,800 shares of common stock pursuant to the exercise of options.

On June 30 and July 30, 2006, the Company closed a transaction with existing investors who were holders of the B Warrants which raised proceeds of approximately $5.6 million. The transaction involved issuance of a D Warrant to all B Warrant holders who would exercise their outstanding B Warrants to purchase PureDepth common stock during the offering period ended July 30, 2006. We issued 6,716,044 shares of common stock and D-Warrants to purchase 6,716,044 shares of common stock and as a result cancelled 6,716,044 B-Warrants pursuant to the private offering.

On July 11, 2006, we accepted an in-process stock subscription relating to the March private placement and issued 114,510 shares and 114,510 warrants to the purchaser.

On August 4, 2006, the Board of Directors of PureDepth, Inc. issued Robert O’Callahan, Chief Financial Officer, and Mark Kalow, Director, each the first tranche of a stock option to purchase shares of PureDepth common stock. The total stock options involved represent 500,000 and 167,067 shares for Messrs. O’Callahan and Kalow, respectively. The option grants have an exercise price of market price as of grant date per share with a ten year term and otherwise subject to the PureDepth, Inc. stock option plan. The shares subject to the options will vest with 1/6 of all grants vesting on December 30, 2006, and 1/12 at quarterly intervals thereafter over three years concluding June 30, 2009. The grant issuance will occur in five tranches with 1/5 (or approximately 1/5) of the total stock options involved issuing at the closing price on five dates: August 4, September 5, October 5, November 6, and December 5, 2006. An advisory board member also received a grant of 200,000 shares on these dates and terms. The options issued in these tranches to all parties total 520,200 as of October 31, 2006.

On September 6, 2006 the Company issued 344,000 “D Warrants” to an advisor as compensation for services rendered.

On September 29 and October 5, 2006, the Company issued 206,100 shares of common stock pursuant to the exercise of options.

On September 7, 2006 the Board of Directors appointed Mr. John Floisand and Mr. Thomas L. Marcus as directors to fill vacancies on the Board. Each of Mr. Floisand and Mr. Marcus will receive an annual fee of $20,000 as director payable in semi-annual installments and at the beginning of each semi annual period. In addition to the annnual fee, each director will receive fees for attendance at any meeting of the Board or any committee of the Board, a rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. The Board granted each director an option (the “Initial Option”) to purchase an aggregate of 100,000 shares of the Company’s common stock pursuant to the Company’s 2006 Stock Incentive Plan ("Plan"). The Initial Option will be issued in five equal tranches of 20,000 shares on the following dates: September 7, October 5, November 6, December 5 and January 5. The options issued in these tranches total 80,000 for both directors as of October 31, 2006.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, PureDepth believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and and/or Rule 506 promulgated thereunder. Each of the above-referenced investors in PureDepth’s stock represented to PureDepth in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated March 16, 2006 by and among PureDepth, Inc., PureDepth Technologies, Inc. and Diamond One, Inc.*

3.1	Certificate of Incorporation**

3.2	Certificate of Merger relating to the merger of PureDepth, Inc. (California) with and into PureDepth Technologies, Inc. **

3.3	Certificate of Merger relating to short-form merger of PureDepth, Inc. (f/k/a Diamond One, Inc.) with and into PureDepth, Inc. (f/k/a PureDepth Technologies, Inc.)

3.4	Certificate of Designation of Series A Convertible Preferred Stock *

3.5	Bylaws of the Company **

4.1	Form of A-Warrant **

4.2	Form of B-Warrant **

4.3	Form of Agent/C-Warrant**

4.4	Form of D-Warrant***

5.1	Opinion of DLA Piper US LLP (to be filed by amendment)

10.2	Employment Agreement with Kristin Bowman dated March 31, 2005*

10.3	Letter Offer Agreement with David Hancock dated May 30, 2006*

10.4	Master License Agreement between PureDepth Limited and PureDepth, Inc.*

10.5	Agreement dated May 16, 2005 by and among the Company, DRS Electronic Systems, Inc. and DRS Laurel Technologies (++)(*)

10.6	Exclusive Sales and Distribution License Agreement by and among the Company, Sanyo Sales and Marketing Corporation and SANYO Electric System Solutions Co., Ltd. (++)(*)

10.7	2006 Stock Option Plan *

10.8	Director Contract - John Floisand *****

10.9	Director Contract - Tom Marcus *****

10.10	Executive Employment Agreement - O’Callahan ******

10.11	Executive Employment Agreement - Angelopoulos *******

16.1	Letter of Comiskey & Company P.C. dated April 13, 2006 ****

23.1	Consent of Mark Bailey and Company

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)

++	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.
*	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on March 20, 2006
**	Previously filed with the Commission in the Company’s SB-2 filed on May 30, 2006
***	Previously filed with the Commission in the Company’s Current Reports on Form 8-K filed on July 31, 2006 and June 30, 2006
****	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on April 14, 2006
*****	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on September 14, 2006
******	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on November 7, 2006
*******	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on November 16, 2006

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on December 1, 2006.

PUREDEPTH, INC.

By:	/s/ Fred Angelopoulos
Fred Angelopoulos Chief Executive Officer

By:	/s/ Robert O’Callahan
Robert O’Callahan Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fred Angelopoulos and Robert O’Callahan and each of them acting individually, as his or her attorney-in-fact and agents, each with full power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Fred Angelopoulos
Fred Angelopoulos	Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2006

/s/ Robert O’Callahan
Robert O’Callahan	Chief Financial Officer (Principal Accounting and Financial Officer)	December 1, 2006

/s/ Kristin Bowman
Kristin Bowman	Managing Director (New Zealand), Secretary	December 1, 2006

/s/ Mark Yahiro
Mark Yahiro	Senior Vice President, Marketing and Business Development	December 1, 2006

/s/ David Hancock
David Hancock	Director	December 1, 2006

/s/ Mark Kalow
Mark Kalow	Director	December 1, 2006

/s/ John Floisand
John Floisand	Director	December 1, 2006

/s/ Tom Marcus
Tom Marcus	Director	December 1, 2006

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated March 16, 2006 by and among PureDepth, Inc., PureDepth Technologies, Inc. and Diamond One, Inc.*

3.1	Certificate of Incorporation**

3.2	Certificate of Merger relating to the merger of PureDepth, Inc. (California) with and into PureDepth Technologies, Inc. **

3.3	Certificate of Merger relating to short-form merger of PureDepth, Inc. (f/k/a Diamond One, Inc.) with and into PureDepth, Inc. (f/k/a PureDepth Technologies, Inc.)

3.4	Certificate of Designation of Series A Convertible Preferred Stock *

3.5	Bylaws of the Company **

4.1	Form of A-Warrant **

4.2	Form of B-Warrant **

4.3	Form of Agent/C-Warrant**

4.4	Form of D-Warrant***

5.1	Opinion of DLA Piper US LLP (to be filed by amendment)

10.2	Employment Agreement with Kristin Bowman dated March 31, 2005*

10.3	Letter Offer Agreement with David Hancock dated May 30, 2006*

10.4	Master License Agreement between PureDepth Limited and PureDepth, Inc.*

10.5	Agreement dated May 16, 2005 by and among the Company, DRS Electronic Systems, Inc. and DRS Laurel Technologies (++)(*)

10.6	Exclusive Sales and Distribution License Agreement by and among the Company, Sanyo Sales and Marketing Corporation and SANYO Electric System Solutions Co., Ltd. (++)(*)

10.7	2006 Stock Option Plan *

10.8	Director Contract - John Floisand *****

10.9	Director Contract - Tom Marcus *****

10.10	Executive Employment Agreement - O’Callahan ******

10.11	Executive Employment Agreement - Angelopoulos *******

16.1	Letter of Comiskey & Company P.C. dated April 13, 2006 ****

23.1	Consent of Mark Bailey and Company

23.2	Consent of DLA Piper US LLP (included in Exhibit 5.1)

++	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Exchange Act of 1933, as amended.
*	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on March 20, 2006
**	Previously filed with the Commission in the Company’s SB-2 filed on May 30, 2006
***	Previously filed with the Commission in the Company’s Current Reports on Form 8-K filed on July 31, 2006 and June 30, 2006
****	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on April 14, 2006
*****	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on September 14, 2006
******	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on November 7, 2006
*******	Previously filed with the Commission in the Company’s Current Report on Form 8-K filed on November 16, 2006